                                                                   EXHIBIT 10.22


                                                CONFIDENTIAL TREATMENT REQUESTED



                            DISTRIBUTION AGREEMENT


                                    BETWEEN


                             SCHERING-PLOUGH LTD.


                                      AND


                         SEQUUS PHARMACEUTICALS, INC.

                               TABLE OF CONTENTS
                               -----------------

                                                             Page
                                                             ----
I.  DEFINITIONS...........................................    3
    1.1   "Affiliate".....................................    3
    1.2   "Agreement Confidential Information"............    3
    1.3   "Agreement Product".............................    3
    1.4   "Annual Net Sales"..............................    4
    1.5   "Board of Directors Approval"...................    4
    1.6   "Compound"......................................    4
    1.7   "Confidential Information"......................    4
    1.8   "Designated Subdistributor".....................    5
                                                              5
    1.9   "European Economic Area"........................    5
    1.10  "European Union"................................    5
    1.11  "Far East"......................................    6
    1.12  "Fiscal Half-Year"..............................    6
    1.13  "Fiscal Year"...................................    6
    1.14  "Know-how"......................................    6
    1.15  "Major Market"..................................    6
    1.16  "Net Sales".....................................    7
    1.17  "Regulatory Authorities"........................    9
    1.18  "Schering Confidential Information".............    9
    1.19  "Sequus Confidential Information"...............    9
    1.20  "Territory".....................................   10
    1.21  "Trademarks"....................................   10

II.  APPOINTMENT..........................................   10
    2.1   Exclusive Appointment...........................   10
    2.2   Distribution Rights.............................   11
    2.3   Co-promotion Rights.............................   12
    2.4   **..............................................   14
    2.5   **..............................................   15

III.  CLINICAL DEVELOPMENT................................   16
    3.1   Joint Development Team..........................   16
    3.2   JDT Composition.................................   18
    3.3   JDT Meetings....................................   18
    3.4   Deadlock........................................   19
    3.5   Pharmacoeconomic Studies........................   19
    3.6   Sequus' Clinical Responsibilities...............   20
    3.7   Clinical Study Grants...........................   21
    3.8   ** Registration Program.........................   22
    3.9   Schering's Development Rights...................   24
    3.10  Right of Parties to Confer on Certain Matters...   25
    3.11  Clinical Expense Reimbursement..................   25
    3.12  Schering Clinical Trials........................   26
    3.13  Clinical Study Reports..........................   26
    3.14  Access to Data and Information..................   27
    3.15  Clinical Expense Reporting......................   30

IV.  GOVERNMENT APPROVALS.................................   30
    4.1   Health Registrations............................   30
    4.2   Other Government Approvals......................   34
    4.3   Post-Marketing Studies..........................   35


                               TABLE OF CONTENTS
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                                  (CONTINUED)

                                                             Page
                                                             ----
    4.4   Pricing and Reimbursement Approvals.............   35

V.  MARKETING OF THE AGREEMENT PRODUCT....................   37
    5.1   Diligence.......................................   37
    5.2   Schering Marketing Plans........................   39
    5.3   Commencement of Marketing.......................   39

VI.  SUPPLY OF AGREEMENT PRODUCT..........................   40
    6.1   Purchase Requirements...........................   40
    6.2   Quality Control and Quality Assurance...........   41
    6.3   Forecasts.......................................   46
    6.4   Delivery Terms..................................   51
    6.5   Scheduling of Delivery..........................   51
    6.6   **..............................................   52

VII.  PRICE AND PAYMENTS..................................   52
    7.1   Price...........................................   52
    7.2   Floor Price.....................................   53
    7.3   Provisional Price...............................   55
    7.4   Reconciliation..................................   55
    7.5   Samples and Clinical Supplies...................   56
    7.6   Sales Reports...................................   57
    7.7   Method of Payment...............................   57
    7.8   Approval Payment................................   58
    7.9   Event and Criteria Attainment...................   58
    7.10  Withholding.....................................   61
    7.11  Combination Products............................   62

VIII.  INDEMNITY..........................................   62
    8.1   Indemnification by Schering.....................   62
    8.2   Indemnification by Sequus.......................   63
    8.3   Conditions to Indemnification...................   64
    8.4   Settlements.....................................   65
    8.5   Limitation of Liability.........................   65
    8.6   Insurance.......................................   65
    8.7   Third Party Intellectual Property...............   66
    8.8   Claimed Infringement............................   66
    8.9   Third Party Infringement........................   68

IX.  AGREEMENT PRODUCT LABELLING..........................   69
    9.1   Format..........................................   69
    9.2   Approval........................................   70
    9.3   Regulatory Review...............................   70
    9.4   Unscheduled Modifications.......................   70
    9.5   Consistency.....................................   71
    9.6   Samples of Printed Material.....................   71

X.  TRADEMARKS AND TRADE NAMES 72
    10.1  Trademark.......................................   72
    10.2  Trademark Use...................................   72

                               TABLE OF CONTENTS
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                                  (CONTINUED)

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    10.3  Trade Names.....................................   73
    10.4  Infringement of Third Party Trademark Rights....   73
    10.5  Third Party Infringement........................   74
    10.6  Trademark on Materials..........................   75
    10.7  Trademark Consent...............................   75
    10.8  Trademark Security Agreement....................   75

XI.  CONFIDENTIALITY......................................   75
    11.1  Confidentiality Obligations.....................   75
    11.2  Return of Confidential Information..............   77
    11.3  Press Releases..................................   78

XII.  TERM AND TERMINATION................................   78
    12.1  Term............................................   78
    12.2  Termination Rights..............................   79
    12.3  Change of Control of Affiliates and Designated
          Subdistributors.................................   83
    12.4  Change of Control of a Party....................   84
    12.5  Breach..........................................   84
    12.6  No Release......................................   85
    12.7  Bankruptcy......................................   85
    12.8  Failure to Make Payments........................   85
    12.9  Obligations After Termination...................   85
    12.10 Conduct of Business in Anticipation of Termination 88

XIII.  ASSIGNMENT OR DELEGATION...........................   89
    13.1  Assignment......................................   89
    13.2  Successors and Assigns..........................   89

XIV.  GOVERNING LAW AND ARBITRATION.......................   90
    14.1  Governing Law...................................   90
    14.2  Arbitration.....................................   90

XV.   FORCE MAJEURE.......................................   91

XVI.  INDEPENDENT CONTRACTOR..............................   91

XVII. ACCOUNTING..........................................   92
    17.1  Audit of Schering...............................   92
    17.2  Audit of Sequus.................................   93

XVIII.  SAFETY............................................   94
    18.1  Communications..................................   94
    18.2  Adverse Events..................................   94

XIX.  NOTICES.............................................   94
    19.1  Timing and Addresses for Notices................   94

XX.   SEVERABILITY AND ENFORCEABILITY.....................   96
    20.1  Separability and Enforcement....................   96


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XXI.  EXPORT..............................................   96

XXII. REPRESENTATIONS AND WARRANTIES......................   97
    22.1  Representations and Warranties of Each Party....   97
    22.2  Sequus' Representations.........................   99
    22.3  Continuing Representations......................   101

XXIII.SURVIVAL............................................   102
    23.1  Sections Which Survive..........................   102
    23.2  Section Which Do Not Survive....................   102

XXIV. CAPTIONS............................................   103

XXV.  NON-WAIVER..........................................   103
XXVI. FURTHER ACTIONS.....................................   103

XXVII.ENTIRE AGREEMENT....................................   103


SCHEDULE A...Agreement Product Release Specifications
SCHEDULE B...Sequus Trademarks
SCHEDULE C...Dispute Resolution Procedures
SCHEDULE D...** Trial Study
SCHEDULE E...Events and Criteria
SCHEDULE F...Elements of Fully Absorbed Manufacturing Costs
SCHEDULE G...Adverse Event Reporting Procedures
SCHEDULE H...Sequus Distributor Agreements
SCHEDULE I...Trademark Security Agreement

                            DISTRIBUTION AGREEMENT
                            ----------------------


     THIS AGREEMENT is made this 29th day of August, 1996 (the "Effective Date") by and between Schering-Plough Ltd. ("Schering"), a corporation organized under the laws of Switzerland having its principal place of business at Toepferstrasse 5, CH-6004, Lucerne, Switzerland for itself and its Affiliates (as that term is defined below) and Sequus Pharmaceuticals, Inc. ("Sequus"), a corporation organized and existing under the laws of the State of Delaware having its principal place of business at 960 Hamilton Court, Menlo Park, California 94025.

                                   PREAMBLE
                                   --------

     Schering has considerable international experience, knowledge and capability in developing and successfully commercializing a variety of pharmaceutical products, particularly cancer therapeutics, and has in place well-experienced staff to perform these activities as well as an established sales and marketing organization. Sequus is an innovative developer of new pharmaceutical products and has established significant alliances and collaborations to develop, register, distribute, market and sell products worldwide. Sequus has developed, and is commercializing throughout the world in accordance with a global development plan and program, a product comprised of a liposome formulation of doxorubicin hydrochloride encapsulated in Stealth(R) liposomes. Schering and Sequus desire to use their respective resources and areas of expertise to maximize the commercial opportunities of such product.

                                  BACKGROUND
                                  ----------

          Sequus has developed an injectable liposome formulation, containing doxorubicin hydrochloride encapsulated in liposomes with surface-bound methoxypolyethylene glycol, which it intends to market for those cancer indications allowed by regulatory authorities, including, but not limited to, the treatment of AIDS-related Kaposi's sarcoma, and is the exclusive owner of trademarks, trade names, product registrations and know-how, relating thereto. Sequus has received marketing authorization for such product in the European Union for the treatment of AIDS-related Kaposi's sarcoma.

          Subject to the terms and conditions of this Agreement, Schering desires to exclusively distribute, market, and sell the product supplied by Sequus using Sequus' trademarks in Europe and associated countries, Canada, and, subject to pre-existing agreements of Sequus with Laboratorios Raffo, S.A. and Tecnofarma S.A.I.C.F. and Eriphyle, B.V., countries of Latin America (excluding Puerto Rico), the Middle East and the Far East (excluding Japan), pursuant to product registrations owned by Sequus, and to be transferred to Schering, or to be owned by Schering, to perform certain development activities on Sequus' behalf with respect to the product, to have a regular supply of such product, and to have certain rights with respect to ** .

          In accordance with the terms of this Agreement, Sequus is willing to appoint Schering as exclusive distributor of the product in the Territory defined below, and Schering is willing to accept such appointment, to enable Schering to distribute, market and sell product and to perform certain development activities on Sequus' behalf.

          Accordingly, in consideration of the foregoing premises and the mutual covenants hereinafter set forth, Schering and Sequus agree as follows:

                                I.  DEFINITIONS
                                ---------------

          As used in the Agreement, the following capitalized terms shall have the meanings set forth below. Capitalized terms in this Agreement used in the plural shall have the same meaning as for the singular and vice versa.

          1.1 "Affiliate" of a party shall mean any individual, corporation or other business entity controlling, controlled by or under common control with, such party. "Control" shall mean the direct or indirect ownership of fifty percent (50%) or more of the voting interest in, or a fifty percent (50%) or more interest in the income of, such corporation or other business entity, or such other relationship as, in fact, gives such individual or entity the power or ability to control the management, business and affairs of an entity.

          1.2 "Agreement Confidential Information" shall mean any and all technical data, ideas, information, materials, instructions, processes, formulae, expert opinion and other know-how presently owned or controlled by or developed by, or on behalf of, either party during the term of this Agreement, which relates to the Compound and Agreement Product.

          1.3 "Agreement Product" shall mean any presentation of an injectable human pharmaceutical product containing Compound encapsulated in liposomes with surface-bound methoxypolyethylene glycol, which product is the subject of the marketing authorization EU/1/96/011/001 and EU/1/96/011/002 issued by the European Commission and the New Drug Application #50718 ("NDA") approved by the United States Food and Drug Administration ("FDA"), for use in any human pharmaceutical indication, whether or not the marketing of such product for any such indication is approved in the above-referenced marketing authorization or another marketing authorization, or such other product included within the same NDA as for the above described injectable product, such product meeting those specifications for Agreement Product in bulk vials attached hereto as Schedule A, as such Schedule may be amended from time to time by the written agreement of the parties.

          1.4 "Annual Net Sales" shall mean the total of all Net Sales in the Territory in a Fiscal Year.

          1.5 "Board of Directors Approval" shall mean the receipt of approval of this Agreement from the Board of Directors of Schering-Plough Corporation, the corporate parent of Schering.

          1.6 "Compound" shall mean doxorubicin hydrochloride, also identified by the chemical name (8S-cis)-10-[(3-amino-2,3,6-trideoxy-alpha-L-lyxo-hexopyranosyl)oxy]-7,8,9,10-tetrahydro-6,8,11-trihydroxy-8-(hydroxyacetyl)-1-methoxy-5,12-naphthacenedione hydrochloride.

          1.7 "Confidential Information" shall mean collectively the Agreement Confidential Information, the Schering Confidential Information and the Sequus Confidential Information.

          1.8 "Designated Subdistributor" shall mean an un-Affiliated third party designated by Schering to distribute, market and sell Agreement Product.

          1.9 "European Economic Area" or "EEA" shall mean each of the countries comprising the member states of the EEA (or its successor), which currently include Austria, Belgium, Denmark, Finland, France, Germany, Greece, Iceland, Ireland, Italy, Liechtenstein, Luxembourg, The Netherlands, Norway, Portugal, Spain, Sweden and the United Kingdom, as such membership may change from time to time, and includes countries upon their admission for full membership (with commercial rights and privileges substantially comparable to those of the foregoing countries); provided, however, that for purposes of this
                                   --------  -------
Agreement, if a country is or becomes a member of the EEA (or its successor) at any time during the term of this Agreement, such country shall be deemed to be included in the EEA even if such country withdraws from or is otherwise no longer a member of the EEA (or its successor).

          1.10 "European Union" or "EU" shall mean each of the countries comprising the member states of the European Union (or its successor), which currently include Austria, Belgium, Denmark, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, The Netherlands, Portugal, Spain, Sweden and the United Kingdom, as such membership may change from time to time, and includes countries upon their admission for full membership (with commercial rights and privileges substantially comparable to those of the foregoing countries); provided, however, that for purposes of this Agreement, if a country is or
--------  -------
becomes a member
of the EU (or its successor) at any time during the term of this Agreement, such country shall be deemed to be included in the EU even if such country withdraws from or is otherwise no longer a member of the EU (or its successor).

          1.11 "Far East" shall mean the following countries: Bangladesh, Burma, Cambodia, Hong Kong, India, Indonesia, North Korea, South Korea, Laos, Malaysia, Mongolia, New Guinea, People's Republic of China, Philippines, Singapore, Sri Lanka, Taiwan, Thailand and Vietnam.

          1.12 "Fiscal Half-Year" shall mean each six (6) month period commencing with January 1 and July 1 and ending respectively on the following June 30 and December 31 for so long as this Agreement is in effect.

          1.13 "Fiscal Year" shall mean each twelve (12) month period commencing on January 1 and ending on December 31 for so long as this Agreement is in effect.

          1.14 "Know-how" shall mean all materials and information developed relating to all biological, chemical, pharmaceutical, toxicological, pharmacological, clinical, regulatory, physical and analytical, safety, quality control data and marketing information relating to the Compound and the Agreement Product owned and/or controlled by Sequus as of the Effective Date of this Agreement or during the term of this Agreement, including, but not limited to, all correspondence with the FDA or other Regulatory Authorities relating to the Agreement Product.

          1.15 "Major Market" shall mean each of France, Germany, Italy, Spain and the United Kingdom.

          1.16 "Net Sales" shall mean, with respect to each country in the Territory, the proceeds actually received by Schering, its Affiliates or Designated Subdistributors on all sales of Agreement Product to an un-Affiliated third party (whether an end-user, a distributor that is not a Designated Subdistributor, or otherwise) and exclusive of intercompany transfers less the
                                                                      ----
reasonable and customary accrual-basis deductions from such gross amounts including: (a) normal and customary trade, cash and quantity discounts, allowances and credits actually allowed or taken with respect to the Agreement Product; (b) credits or allowances actually granted for damaged goods, returns or rejections of Agreement Product; (c) retroactive price reductions; (d) sales or similar taxes, or other governmental charges levied on, absorbed or otherwise imposed directly on the sale of Agreement Product including, without limitation, value added taxes or other governmental charges otherwise measured by the billing amount, when included in billing; (e) freight, postage, shipping, customs duties and insurance charges; (f) charge back payments and rebates granted and legally paid by Schering to managed health care organizations or to federal, state and local governments, their agencies, and purchasers and reimbursers or to trade customers, including but not limited to, wholesalers and chain and pharmacy buying groups; and (g) commissions legally paid to third parties other than sales personnel and sales representatives or sales agents. For purposes of calculating Net Sales under this Agreement, all sales of Agreement Product hereunder, whether made for cash or otherwise, shall be deemed to be made for cash, at the applicable fair market value of the Product. Notwithstanding the foregoing, Agreement Product provided under the terms of this Agreement for clinical studies and samples shall not be deemed as "sales" within this definition. In the event that Agreement Product is permissibly sold pursuant to Section 7.11 as part of a combination product, i.e., sold in a package containing other products ("Combination Product"), Net Sales for such Combination Product will be calculated by multiplying actual Net Sales of such Combination Product by the fraction A/(A+B) where A is the invoice price of the Agreement Product if sold separately by or on behalf of Schering and B is the invoice price of any other products in the Combination Product if such products are sold separately by or on behalf of Schering. In the event that the Agreement Product is sold in the form of a Combination Product and one or more of such other products included within the Combination Product are not sold separately, then the Net Sales for such Combination Product shall be calculated by multiplying the number of units of Agreement Product sold in the form of a Combination Product by the Average Net Selling Price for Agreement Product sold separately in the country in question, during the period for which Net Sales is being calculated. For the purposes hereof, "Average Net Selling Price" shall mean, for the country in question, the Net Sales of the quantity of Agreement Product sold separately divided by the number of units of Agreement Product represented in such Net Sales. If the Agreement Product is not sold separately in such country, then the parties shall agree in good faith on an equitable Average Net

Selling Price for the Agreement Product to be used in the foregoing calculation.

          1.17 "Regulatory Authorities" shall mean any national, supra-national (e.g., the European Commission, the Council of the European Union, the EEA or
 ----
The European Agency for the Evaluation of Medicinal Products ("EMEA")), regional, state or local regulatory agency, department, bureau or other governmental entity in the Territory responsible for issuing any technical, medical and scientific licenses, registrations, authorizations and/or approvals of the Agreement Product including any marketing authorizations based upon such approvals and pricing, third party reimbursement or labelling approvals that are necessary for the manufacture, distribution, use or sale of Agreement Product in a regulatory jurisdiction.

          1.18 "Schering Confidential Information" shall mean (a) any and all methods, policies and procedures related to the distribution, marketing and sale of Agreement Product and (b) all technical data, ideas, information, materials, instructions, processes, formulae, expert opinion and other know-how presently owned or controlled by or developed by, or on behalf of, Schering or its Affiliates during the term of this Agreement which relates to Schering's activities in connection with the Agreement Product pursuant to this Agreement and the internal business practices or business information of Schering.

          1.19 "Sequus Confidential Information" shall mean (a) any and all technical data, ideas, information, materials, instructions, processes, formulae, expert opinion and other know-how presently owned or controlled by or developed by, or on behalf of, Sequus, including by Schering or a third party, during the term of this Agreement which relates to the Know-how, the Compound, the Agreement Product and (b) any inventions or know-how which might be useful or necessary for the manufacture of the Agreement Product.

          1.20 "Territory" shall mean the entire world except the United States of America, its territories and possessions, Puerto Rico and Japan.

          1.21 "Trademarks" shall mean a trademark or trademarks owned by Sequus and agreed upon by the parties for use by Schering with the Agreement Product in the Territory, which marks shall include CAELYX(TM) and such other marks that, once they have been agreed by the parties, shall also be set forth in Schedule B attached hereto and forming a part of this Agreement, which Schedule may be amended from time to time by written agreement between the parties.

                               II.  APPOINTMENT
                               ----------------

          2.1  Exclusive Appointment.  From the Effective Date and for the term
               ---------------------
of this Agreement, subject to all of the provisions hereof and subject to a pre-existing agreement of Sequus with Laboratorios Raffo, S.A. and Tecnofarma S.A.I.C.F. dated October 29, 1993 with regard to the Latin American countries of Brazil, Argentina and Colombia (collectively, the "Tecnofarma Agreement") and subject further to a pre-existing agreement of Sequus with Eriphyle B.V. dated March 4, 1993 with regard to the country of Israel (the "Eriphyle Agreement"), Sequus hereby appoints Schering as its exclusive distributor, exclusive even with respect to Sequus, of Agreement Product in the Territory, and

Schering accepts such appointment as exclusive distributor.

          2.2  Distribution Rights.
               -------------------

               (a) Subject to the terms hereof and the pre-existing agreements set forth in Section 2.1, from the Effective Date and for the term of this Agreement, Schering shall have the exclusive rights, exclusive even with respect to Sequus, to distribute, market and sell the Agreement Product in the Territory for all uses not disallowed under applicable law. Schering may distribute, market and sell Agreement Product in the Territory through its agents, designated Affiliates and Designated Subdistributors, subject to any required consents, provided, that: (i) notice of any Designated Subdistributor to
          --------
distribute, market and sell Agreement Product in the EEA and Canada shall be given to Sequus within thirty (30) days of such designation (which can occur at any time during the term of this Agreement) and such designation shall be approved in the reasonable judgment of Sequus, in writing within thirty (30) days of such notice by Schering; (ii) Schering shall ensure that each designated Affiliate and Designated Subdistributor agrees in writing to be bound by the terms of this Agreement (including, but not limited to, the provisions of
Article XI and Article XII below); (iv) Schering guarantees the performance of any such designated Affiliate or Designated Subdistributor; (v) Schering shall continue to be bound by all the terms of this Agreement; and (vi) in the event that any designated Affiliate or Designated Subdistributor fails to observe any term, representation or covenant of this Agreement, Sequus may treat such failure as a failure of Schering for all purposes subject to Article XII hereof. Sequus shall use reasonably diligent efforts to ** as soon as reasonably practicable and at no material out-of-pocket costs to Sequus, after the Effective Date hereof; provided, however, that in no event shall Sequus be
                       --------  -------
obligated to undertake any action that would constitute ** Sequus shall sell to its third party distributors only that quantity of Agreement Product required in Sequus' reasonable judgment for sale for use in the countries encompassed by the Tecnofarma Agreement and the Eriphyle Agreement.

          2.3  Co-promotion Rights.
               -------------------

               (a) Notwithstanding the foregoing, for the last ** years of the term of this Agreement (the "Co-Promotion Period") Sequus, at its expense, shall have the right to co-promote (i.e., market under the same label and trademark as Schering) the Agreement Product in the EEA and Canada where applicable law and regulations permit the co-promotion of the Agreement Product. If Sequus intends to commence co-promotion of the Agreement Product during the Co-Promotion Period, Sequus shall provide written notice to Schering of such intention at least three (3) months prior to such commencement of co-promotion of the Agreement Product.

               (b) All promotional material relating to the Agreement Product proposed by Sequus to be used during the Co-Promotion Period shall be submitted to Schering for its prior review and approval within a reasonable time frame, which approval shall not be unreasonably withheld.

               (c) At its own cost, Sequus may use promotional material relating to the Agreement Product prepared by Schering by giving Schering notice of its intent to use such Schering materials and by placing an order for the purchase of the applicable promotional material through the normal commercial channels.

               (d) If during the Co-Promotion Period the parties agree that the level of ** of the Agreement Product in the EEA or Canada are satisfactory, the expense of Sequus' co-promotion shall be borne ** by Sequus. For purposes of this Section 2.3, the countries of the EEA shall be considered as a single country.

               (e) If during the Co-Promotion Period Sequus reasonably disagrees with the adequacy of the level of ** in the EEA or Canada, then a base level of ** (the "Base Line **") shall be set equal to the prior year's ** multiplied by the percent change (+ or -) of ** versus the immediately preceding year.

               (f) If Sequus has disagreed with the adequacy of the level of ** as set forth in Section 2.3(e) and if ** exceed Base Line ** (such difference being defined as the "Incremental **"), and Sequus has used diligent efforts to promote the Agreement Product, the Incremental **, less the ** expenses, taxes that vary directly with the level of sales, and carrying charges for receivables (up to **, and inventory, up to **, attributable to the Incremental **, shall be divided among the parties as follows: ** to Sequus and ** to Schering. For example, if the Base Line ** were set at ** and Net Sales of the Agreement

Product were ** and if the cost of goods and other expenses totalled ** of the Incremental Sales ** which is subtracted from ** for a result of ** of the result ** which is ** would be allocated to Sequus and ** of the result ** would be allocated to Schering. The ** formula of this Section 2.3(f) shall not be applicable if a new therapeutic indication is approved or a significant clinical finding is published for the Agreement Product in the Territory during the Co-Promotion Period. In such event, the parties shall meet to negotiate in good faith a ** formula that takes into account the marketing efforts put forth by Sequus and Schering and the increase in ** that is attributable to the approval of the new therapeutic indication or publication for the Agreement Product.

          2.4 ** Sequus hereby grants Schering ** with respect to rights to ** Sequus has informed Schering that Sequus intends to ** Within ninety (90) days of the Board of Directors Approval, the parties shall meet to negotiate exclusively and in good faith for a period not exceeding thirty (30) days to reach mutually acceptable agreement terms to incorporate into a letter of intent and for a period of sixty (60) days thereafter to reach a mutually acceptable definitive agreement under which Schering would become the ** or such other relationship ** as the parties may agree. Absent any such agreement reached by the parties within such aggregate one hundred and eighty (180) day period, Sequus shall thereafter be free to enter into an agreement with any third party for rights to ** Sequus shall be precluded from providing any third party with any Schering Confidential Information, without Schering's prior written approval.

          2.5  **

          (a) In the event Sequus decides to seek any arrangement with a third party **, Sequus shall notify Schering in writing and the parties shall negotiate exclusively and in good faith, for a period not exceeding thirty (30) days from the date such notice is received by Schering to reach mutually acceptable agreement terms to incorporate into a letter of intent and for a period not exceeding sixty (60) days thereafter to reach a definitive Agreement under which Schering would ** Absent any such agreement reached by Schering and Sequus within such ninety (90) day period, Sequus shall thereafter be free to enter an agreement with any third party for rights to **

          (b) Notwithstanding the foregoing, nothing contained herein shall preclude Sequus from entering into any arrangements for ** with one or more third parties pursuant to which Sequus and the third party(ies) would ** Sequus shall be precluded from providing any third party with any Schering Confidential Information without Schering's prior written approval provided, however, that
                                                      --------  -------
Sequus may disclose to such third party(ies) data resulting from clinical trials conducted pursuant to Section 3.8.

                          III.  CLINICAL DEVELOPMENT
                          --------------------------

          3.1  Joint Development Team.  In order to maximize the Agreement
               ----------------------
Product in the Territory, Schering agrees to undertake certain development efforts ** A joint development team ("JDT") will be established by the parties. The JDT's primary objective will be to coordinate the development of the Agreement Product, in order to maximize Agreement Product opportunities in the

Territory. The JDT will be responsible for overseeing the clinical development program for the Agreement Product and monitoring and coordinating progress by the parties in the implementation of the development program. Specific responsibilities of the JDT include:

          (a) Review and approval of detailed ** using a process similar to **, which includes **, prepared and submitted by the responsible parties as indicated, for the key registration programs, including but not limited to, ** and the other indications that warrant development as described in Section 3.6.

          (b) All clinical trials conducted by either party for the purposes of regulatory approval will be reasonably consistent with the approved development plan and submitted for review by the JDT.

          (c) The JDT will develop and approve objectives, parameters and guidelines for non-registration trials and it will be the responsibility of the party conducting trials to ensure that the clinical trials they conduct conform to those objectives and guidelines.

          (d)  The JDT shall establish a mechanism for tracking clinical trials.

          (e) The JDT will be informed of the selection of principal investigators and principal sites for all clinical trials sponsored by Schering or Sequus and endeavor to coordinate investigator and site selection to optimize effective development that will lead to effective commercialization of the Agreement Product.

          (f) Should clinical results obtained during the development program lead the JDT to reasonably find that certain events and criteria related to the development of the Agreement Product set forth herein are no longer appropriate, the JDT may recommend modification of the events and criteria or recommend new events and criteria. Such recommendation will be subject to written approval of the officers specified in Section 3.4.2.

          3.2  JDT Composition.
               ---------------

               (a) The JDT shall be composed of up to three (3) representatives from each of Schering and Sequus, and a quorum shall consist of at least two (2) JDT representatives from each party. In any matter before the JDT, each party shall have one (1) vote, and no action shall be taken except by the unanimous vote of the JDT. A party's representatives shall serve at the discretion of such party and may be substituted for or replaced at any time by such party.

               (b) The JDT shall be chaired first by a representative of Sequus for the balance of Fiscal Year 1996 and the Chairperson position shall rotate annually on a calendar year basis, with Schering to appoint the Chairperson for Fiscal Year 1997, and so forth thereafter. The Chairperson shall be responsible for calling meetings, preparing agendas and preparing and issuing minutes of each meeting within thirty (30) days thereafter.

          3.3  JDT Meetings.  The JDT shall meet within thirty (30) days of the
               ------------
Effective Date at Sequus' facility, and thereafter at least quarterly in each Fiscal Year during the term of this Agreement, until such time as the parties agree to a more or less frequent meeting schedule. The site of such meetings shall alternate between the offices of Schering and Sequus (or any other site mutually agreed upon by the parties) and each party shall bear its own costs of attending such meetings. All meetings of the JDT shall be summarized in writing and sent to both parties and countersigned by both parties.

          3.4  Deadlock.  In the event that the JDT is unable to reach a
               --------
decision by unanimous vote with respect to any matter and such inability continues for a period of thirty (30) calendar days after the date on which the matter is first voted on by the JDT, each party shall have the right to refer the matter to the most senior executive managers responsible for the development of Agreement Product, i.e., the Chief Executive Officer of Sequus and the President of Schering-Plough Research Institute (for development and regulatory issues) or the Vice President of Global Marketing (for commercial issues) for resolution. Such senior executive managers shall have thirty (30) calendar days after the date on which the matter is first submitted to them to resolve such dispute. If such senior executive managers are unable to resolve such dispute within such thirty (30) calendar day period, either party may, by providing written notice to the other party within thirty (30) calendar days after the end of such thirty (30) day period, request that the matter be submitted to a special arbitration panel for resolution, in accordance with the procedures set forth in Schedule C, Part I.

          3.5  Pharmacoeconomic Studies.  **, Schering shall develop
               ------------------------
pharmacoeconomic and quality of life models and parameters for use in the Territory and for ** Each party shall incorporate such approved models and parameters into the clinical trials it conducts.

          3.6  Sequus' Clinical Responsibilities.
               ---------------------------------

               (a) Sequus shall diligently conduct, or have conducted, at its own expense and on a timely basis, the pre-clinical, clinical and related work required by the applicable Regulatory Authority for health registrations of Agreement Product in **, where the Agreement Product has demonstrable clinical benefits. As of the Effective Date, potential tumors for development include, but are not limited to, ** It is agreed by the parties that optimal development of the Agreement Product will include a combination of registration trials, experience trials and trials leading to publications alone or in addition to registration(s). Sequus shall consult with the JDT as to the scope, timing and priorities of developing other tumor indications **.

               (b) Sequus may elect, in its sole discretion, to have a third party that would, pursuant to a written agreement, market and sell the Agreement Product under the same label and trademark as Sequus] (the "Third Party"), and participate in such pre-clinical and clinical trials that are conducted in the United States. In the Territory, ** in clinical trials that are required for regulatory approval if such trials ** in clinical trials in the Territory have been approved by the JDT, which approval shall not be unreasonably withheld. Prior to any Third Party participating in clinical trials in the Territory, Schering and Sequus shall discuss the possibility of Schering conducting such trials instead of any such proposed Third Party. Sequus agrees that the trials shall be conducted with the same standards and in conformance with the JDT development plan as if Sequus was the sole party conducting such trials and that Sequus shall be the sole representative to the JDT with respect to all matters relating thereto. Prior to selection of the Third Party, Sequus shall advise Schering regarding its proposed actions and Schering will have the sole right to determine if Schering Confidential Information shall be disclosed to such Third Party.

               (c) Schering shall have full access to all data generated by any third party conducting any trials pursuant to Section 3.6(b) but such third party shall have no reciprocal right to any Agreement Confidential Information generated by Schering pursuant to this Agreement (except for Agreement Confidential Information Sequus itself may have and has the lawful right to transfer pursuant to this Agreement). Any third party selected by Sequus pursuant to Section 3.6(b) shall have no right to participate on the JDT or to make any development decisions with regard to the Agreement Product.

          3.7  Clinical Study Grants.  Upon approval of the ** clinical trials
               ---------------------
by the JDT, Schering shall advance Sequus, as repayable grants, up to ** of Sequus' out-of-pocket costs, as may be required by Sequus to fund the ** clinical trials in the countries of the **. Such grant shall be repaid to Schering by reducing the amount of the payment due Sequus pursuant to Section
7.1 for Net Sales in the countries of the Territory, excluding Europe and Canada, in each calendar quarter after Sequus has expended such amounts for the ** clinical studies, and deducting the amount of such reduction from the outstanding amount of the grants, until the outstanding amount of the grants is reduced to zero (0). In the event this Agreement terminates without the outstanding amount of the grants having been reduced to zero (0), Sequus shall repay such outstanding amounts to Schering in installments over a ** year period after such termination, in accordance with a reasonable schedule to be agreed in good faith by the parties.

          3.8  ** Registration Program.
               -----------------------

          (a) Schering shall conduct, on Sequus' behalf, a ** clinical program sufficient for ** and prepare the resulting regulatory filings in the Territory to be made in Schering's name, as described more fully in Schedule D. Schering shall make reasonable use of Sequus' relationships and expertise in the area of ** during the study. Schering's obligation shall be limited to conducting a program of up to ** patients, at a cost of up to **. Should the program costs exceed ** or exceed ** patients, Schering, at it's sole option, may cease its obligations under this Section 3.8. In the event Schering does not exercise its option to cease its obligations under this Section 3.8 and Schering continues with the ** registration program and such continuation causes substantial additional financial obligation to Sequus, Sequus shall have the right to terminate funding (as provided in the mechanism set forth in the last sentence of Section 3.8(b)) of the Schering ** registration program . The terms and conditions of this Section 3.8(a) shall not be subject to modification by the JDT pursuant to Section 3.1(f). Schering alone shall pay for the first ** of its Development Costs (as defined below) for the ** registration program, and the remainder of the Development Costs actually incurred in such program by Schering shall be deducted from payments due Sequus under Section 7.9.

          (b) For the purposes of this Section 3.8, "Development Costs" shall mean the direct third-party costs incurred by Schering (including, but not limited to, all grants for clinical studies, investigator meetings, outside services, consultants, etc.) in conducting the ** registration program plus the cost of drug and the pro-rata share of direct employment costs (including, but not limited to, base pay and fringe benefits) and indirect costs/overhead at One Hundred Percent (100%) of direct employment (for items such as reasonable travel expenses, supplies, facilities etc.). All such Development Costs shall be directly and indirectly allocated to the ** registration program. The parties will work together in good faith to ensure that the ** registration program is run cost effectively, using the same standards and practices, including ** or additional ** if ** so warrants, as Schering uses for clinical development of its own comparable oncology products. Where any expense incurred relates to more than the ** registration program, then the expense shall be allocated to the ** registration program cost in a fair and equitable pro-rata manner. Schering shall keep adequate records of such expenses, and Sequus shall have the right to audit such records pursuant to the provisions of Section 17.1. Schering's Development Costs as described in this Section 3.8(b) shall be billed on a quarterly basis and provided promptly to Sequus, within forty-five (45) days after the close of the quarter. Sequus will be provided with the opportunity to review the bill, with such period not exceeding thirty (30) days after receipt of the bill. If no objection is received within thirty (30) days, Schering's Development Costs will be subtracted from event and criteria payments described in Section 7.9 due Sequus for that quarter.

               (c) If the amounts payable under Section 7.9 are insufficient to reimburse Schering's Development Costs on an on-going quarterly basis, such unreimbursed amounts shall be repaid to Schering by reducing the amount of the payment due Sequus pursuant to Section 7.1 for Net Sales in the Territory. Such repayment shall be ** of the payment due on Net Sales pursuant to Section 7.1 or **, whichever is greater, per quarter, deducting the amount of such payment from the outstanding amount, until such outstanding amount is reduced to zero (0).

          3.9  Schering's Development Rights.  Schering shall have the exclusive
               ------------------------------
right, but not the obligation (except as obligated under Section 3.8 hereof) and except for the right of Sequus or a third party on Sequus' behalf to use Agreement Product in the Territory in clinical trials (including for pre-clinical activities such as toxicology and pharmacokinetics studies which may be necessary to obtain regulatory approval for the Agreement Product) and for the continued development and commercialization of the Agreement Product for other indications as permitted hereunder.

          3.10  Right of Parties to Confer on Certain Matters.  The parties may
                ---------------------------------------------
reasonably confer from time to time on development and regulatory matters that are outside the scope of the JDT.

          3.11  Clinical Expense Reimbursement.  In addition to any payments
                ------------------------------
made under Article VII, beginning on the Effective Date of this Agreement, Schering, in consideration of the continuing clinical and other development activities to be undertaken by Sequus, shall pay Sequus as follows:

                (a) Until such time during each calendar year that Schering's Annual Net Sales in the Territory equal **, Schering shall pay to Sequus ** of the Net Sales it makes in Canada, the EEA and the Far East during such portion of such calendar year; and

                (b) For the remainder of each such calendar year (i.e., that portion of the calendar year where Schering's Annual Net Sales in the Territory are greater than **, Schering shall pay to Sequus ** of the Net Sales it makes in Canada, the EEA and the Far East during such portion of such calendar year.

                (c)  The amounts paid by Schering to Sequus under this Section
3.11 shall be used by Sequus solely in support of research and development of the Agreement Product and for the benefit of the Agreement Product in the Territory. Such payments shall be made quarterly, within thirty (30) days of the end of each calendar quarter in which Net Sales occur, and shall be based on the Net Sales made in the calendar quarter in question. Schering's obligation to make the payment required under this Section 3.11 shall cease when the European Commission or applicable Regulatory Authority for the EU has granted marketing authorization approval to market the Agreement Product for the treatment of **.

          3.12  Schering Clinical Trials.  In the event that Schering desires to
                ------------------------
conduct studies, including clinical trials, with respect to the Agreement Product, Schering shall be free to do so, subject to the following provisions. Such studies shall be conducted at Schering's expense, except as otherwise provided in this Agreement. Schering shall conduct such trials within the guidelines established by the JDT. Any study sponsored by either party not within the JDT guidelines shall be subject to the prior approval of the JDT. Schering shall conduct any ** trials that may be necessary or desirable in Schering's judgment. Schering shall give due consideration to Sequus' plans for the development and marketing of the Agreement Product in the United States.

          3.13  Clinical Study Reports.  To the extent practicable, the parties
                ----------------------
intend to provide each other with data from studies on a scheduled basis such as when ** of the patients have been enrolled in the clinical study and completed ** of the treatment specified in the study protocol. As soon as practicable after unblinding the clinical study data, the party conducting the study shall supply the other party the following: (i) results of primary efficacy parameters (with reasonable efforts to provide same within ** days after unblinding the clinical study data); (ii) a statistical report of the study (with reasonable efforts to provide same within ** days after unblinding the clinical study data); and (iii) a complete draft clinical study report for
review and approval (with reasonable efforts to provide same within ** days after unblinding the clinical study data), provided, however, for studies which
                                           --------  -------
the parties agree do not support continued clinical development or commercialization, only a safety report complying with applicable regulatory requirements need be prepared. In addition, such party shall provide access to such information as the other party may reasonably request regarding the results of the studies. Subject to the terms and conditions of this Agreement, either party and its Affiliated and non-Affiliated agents, licensees or distributors shall be free to use the results of any such study (and the data resulting therefrom) to obtain approvals for Agreement Product and in the promotion, distribution, marketing and sale of the Agreement Product outside the Territory.

          3.14  Access to Data and Information.
                ------------------------------

                (a) Each Party shall have the right to access and use all Agreement Confidential Information generated in all clinical and marketing studies with respect to the Agreement Product for the purposes of this Agreement. Subject to the terms and conditions of this Agreement, Sequus shall have access to all Agreement Confidential Information derived from clinical trials on a timely basis and be entitled to use such Agreement Confidential Information only for registration, promoting, distributing, marketing and selling the Agreement Product and the providing of such Agreement Confidential Information to any Regulatory Authority or to any third party distributing, marketing or selling Agreement Product. Subject to the terms and conditions of this Agreement, Schering shall have access to the Know-how, Trademarks and Sequus Confidential Information to enable Schering to distribute, market and sell the Agreement Product in the Territory for all uses not disallowed under applicable law.

                (b) Each party shall have the right of cross-reference to the other party's regulatory filings (e.g., IND, NDA, CTX, etc.). Schering shall have the right to participate with Sequus in all contacts with the FDA regarding the clinical development, toxicology and chemistry, manufacturing, controls ("CMC") issues relating to the Agreement Product. It is, however, understood and agreed that Schering will not communicate directly with the FDA regarding Sequus' filings and approval without Sequus' prior written approval. Schering shall have full access to all correspondence with the FDA or other Regulatory Authorities relating to the Agreement Product. Notwithstanding the foregoing rights of access, participation and limits on use, Sequus shall own the Sequus Confidential Information and Schering shall own the Schering Confidential Information.

                (c) Sequus may not provide Agreement Confidential Information generated by Schering to a third party to distribute, market and sell Agreement Product in ** unless Sequus obtains a reciprocal right on Schering's behalf to obtain from such third party the right for Schering to use information and data generated by such third party to distribute, market and sell Agreement Product in the Territory. If Sequus is unable to obtain such reciprocal right for Schering, the parties shall discuss the matter in good faith to obtain a reasonable resolution.

                (d) If Sequus provides Agreement Confidential Information generated by Schering to a third party to distribute, market and sell Agreement Product in ** Sequus shall obtain a reciprocal right on Schering's behalf to obtain from such third party the right for Schering to use information and data generated by such third party to distribute, market and sell Agreement Product in the Territory. If Sequus is unable to obtain such reciprocal right for Schering, the parties shall discuss the matter in good faith to obtain a reasonable resolution.

                (e) Nothing provided herein shall prohibit a party from informing the other party or a third party of any adverse events with respect to the Agreement Product, or obligate a party to disclose any information or data if such disclosure is prohibited by law or regulation.

                (f) No Schering Confidential Information shall be provided to any third party without Schering's prior written consent.

                (g) Notwithstanding any provision or term of this Agreement, Schering shall have no right of access to, or any right to receive from Sequus, and Sequus shall have no obligation to provide access to or transfer to Schering, any Know-how relating to the manufacture of the Agreement Product, except in the event that such information is required to obtain or maintain health registrations in the Territory or except in the event that

Schering is entitled to ** pursuant to Section 6.3(e) below, and then only to the limited extent necessary to enable Schering to obtain or maintain such registrations or enable Schering ** as permitted thereunder. All submissions shall be made on a confidential basis and only for the uses permitted herein and provided only to those who have a need to know for the limited purposes hereof.

          3.15  Clinical Expense Reporting.  Within thirty (30) days of the end
                --------------------------
of each calendar quarter in which clinical trials or medical marketing trials, including, without limitation, those in the ** registration program, are being conducted, Schering shall report the amount of trial expenses for such quarter to Sequus. Sequus shall not be obligated but shall have the right to publicly disclose only the aggregate clinical expenditures of Sequus and Schering after such reporting. Any such disclosure shall be limited to only the aggregate expenditures of Sequus and Schering.

                           IV.  GOVERNMENT APPROVALS
                           -------------------------
          4.1  Health Registrations.
               --------------------

               (a) Promptly following the Effective Date, Sequus shall transfer, or cause to be transferred, all right, title and interest in and to all existing filings, applications, marketing authorizations, centralized registrations, approvals, health registrations and any technical, medical and scientific licenses (and any amendments to the foregoing) (collectively, "Marketing Authorizations") in the Territory, to Schering, in order to enable Schering to distribute, market and sell the Agreement

Product in the Territory for all uses not disallowed under applicable law. In addition, Sequus agrees to promptly execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the transfer of such Marketing Authorizations to Schering as required herein. Schering shall be responsible for all payments due to all relevant Regulatory Authorities for purposes of effecting such transfer(s).

               (b) Schering, its Affiliates or Designated Subdistributors shall file and use reasonably diligent efforts to obtain, in a timely manner, secure and maintain, health registrations and any technical, medical and scientific licenses, authorizations and/or approvals for all indications approved by the JDT and pricing, third party reimbursements or labelling approvals as may be necessary with respect to the importation into and sale of the Agreement Product under the Trademarks in each and every country of the Territory (all such governmental approvals are hereinafter referred to as "Governmental Permits").

               (c) Schering shall satisfy its foregoing obligation with respect to the EU by obtaining and maintaining the health registration for the Agreement Product, from the EMEA or any successor Regulatory Authorities. For those countries of the Territory outside of the EU that accept, as the basis of such country's health registration approval, the NDA approval of the United States of America, Sequus agrees to provide Schering the right to reference the NDA.

               (d) Schering shall be responsible for all fees payable to Regulatory Authorities relating to the approval and registration of the Agreement Product in the Territory. All such fees payable by Schering in ** shall be reimbursed to Schering by Sequus in a timely manner.

               (e) The Governmental Permits shall be held by Schering, unless Sequus is required by law or regulation to hold any such Governmental Permit(s). Each party agrees, at no material out-of-pocket cost to such party, to provide reasonable technical assistance to enable the other party to meet any conditions in order to obtain and maintain Governmental Permits in the Territory from any Regulatory Authorities, as provided under the terms of this Agreement.

          (f) During the term of this Agreement, Schering shall not assign, license or grant to any third party any rights in or to the Governmental Permits that are held by Schering pursuant to this Section 4.1 without the prior written consent of Sequus except as otherwise may be expressly permitted by the provisions of this Agreement. Further, Schering shall take no action which otherwise would diminish the value of any such Governmental Permits or impair Schering's ability to transfer to Sequus any such Governmental Permits as and when required by this Agreement without the prior written consent of Sequus, except where such action is expressly permitted or required by the provisions of this Agreement.

          (g) Upon expiration of this Agreement, termination of this Agreement by Schering for any reason, or termination of this Agreement by Sequus in a proper and lawful manner pursuant to the express terms and provisions of this Agreement all right, title and interest in and to any such Governmental Permits that are held by Schering, its Affiliates or Designated Subdistributors shall be promptly transferred to Sequus. Schering shall be responsible for all fees payable to Regulatory Authorities relating to the transfer of such Governmental Permits to Sequus. Such transfers shall be initiated within thirty (30) days of any such termination and Schering shall use its reasonably diligent efforts to cause the timely completion of such transfers. If Schering does not initiate or complete such transfers in a timely manner as set forth above, Sequus shall have the right to ** shall be subject to the approval of Schering, such approval not to be unreasonably withheld, to use its or their reasonable efforts to **, as the case may be, and Schering shall execute, and cause its Affiliates and Designated Subdistributors to execute, all papers and documents and to take any other action necessary to effect such **. In such event, Schering shall ** or pay for the **, as invoiced by such **, incurred in effecting such transfers. Schering shall be provided with any materials to be utilized by ** in advance of their use, in order to review and approve such materials, which review and approval shall be undertaken within ten (10) business days after receipt of such materials. Schering shall not be liable for any act of **

          (h) Schering hereby grants to Sequus a royalty free, exclusive, exclusive even as to Schering, (except for Schering's right to use the Trademark under the terms and conditions of Section 12.9(a)), irrevocable license to make, have made, use, sell and import Agreement Product in the Territory under each such Governmental Permit, which license shall become effective only upon the occurrence of an event of expiration or termination that results in the obligation of Schering to transfer such Governmental Permits to Sequus pursuant to Section 4.1(g) hereof. Such license shall automatically expire upon the transfer of such Governmental Permits to Sequus. This Section 4.1(h) shall in no way diminish Schering's obligation to transfer such Governmental Permits to Sequus as and when required by Section 4.1(g) hereof.

               (i) The grant to Schering of the right, title and interest in and to the Governmental Permits under this Section 4.1 shall not be construed, either alone or together with the other provisions of this Agreement, to constitute a license from Sequus to Schering, under any intellectual property rights owned or controlled by Sequus to make, use or sell the Agreement Product.

               (j) Sequus shall be responsible for obtaining and maintaining all applicable authorizations and/or regulatory approvals in the United States.

          4.2  Other Government Approvals.  Any other governmental approvals
               --------------------------
required to import and sell Agreement Product in any country of the Territory, including, without limitation, certificates of origin, shall be obtained by Schering at its own expense. Sequus shall reasonably assist Schering in order to enable Schering to obtain the certificates of origin. Sequus shall pay all freight and shipping on account of the supply of bulk vials of Agreement Product by Sequus to a single delivery site in the EEA and a single delivery site for Canada, as reasonably designated by Schering. In addition, if Schering does not source the other countries of the Territory from the same site(s) as the EEA and Canada, Schering shall have the right to reasonably designate one (1) additional delivery site in the Territory and Sequus shall pay for freight and shipping on account of the supply of bulk vials of Agreement Product to such third site. Schering shall pay for insurance and custom duties in each instance.

          4.3  Post-Marketing Studies.  If, at any time, additional pre-
               ----------------------
clinical, clinical or regulatory studies are required to be conducted in any country of the Territory by Regulatory Authorities or otherwise to maintain the marketing authorization or any Governmental Permit for the Agreement Product in such country, Sequus shall be obligated to conduct such studies.

          4.4  Pricing and Reimbursement Approvals
               -----------------------------------

               (a) As soon as reasonably practicable after the Effective Date, Schering shall establish pricing levels for the Agreement Product in the Territory, including obtaining necessary pricing and reimbursement approvals from appropriate governmental authorities in the Territory. Schering shall use reasonably diligent efforts to obtain pricing and reimbursement approvals for the Agreement Product consistent with an economically successful launch and the successful marketing of Agreement Product in all countries of the Territory. The cost of obtaining and maintaining any pricing approvals shall be borne by Schering.

               (b) Except in the case where Schering has good reason, and Sequus approves, such approval not to be unreasonably withheld, in the event that Schering fails to submit its complete application for pricing and price reimbursement approvals for the

Agreement Product in any country of the Territory in accordance with Section 4.4
(a) above within six (6) months of either (i) the Effective Date or (ii) the date of health registration approval (with labelling of the Agreement Product which is reasonably acceptable to Schering), whichever is later, then Sequus shall have the option, in its sole discretion, of converting Schering's rights to the Agreement Product under this Agreement into semi-exclusive status in that country (i.e., co-promotion or co-marketing in such country). In the event of such conversion, Schering shall have semi-exclusive rights to the Agreement Product in such country or countries, and Sequus shall be free to promote, market and sell the Agreement Product in such country or countries itself and/or through its Affiliated and non-Affiliated customers and distributors, subject to Schering's rights to co-promote or co-market the Agreement Product. For the purposes of this Section 4.4(b), the countries of the EEA shall be considered as a single country and Schering's filing for pricing and reimbursement approval in ** of the five (5) Major Market countries shall be deemed compliance with its obligations in this Section 4.4(b).

               (c) If Sequus or its designee markets the Agreement Product alone, under Section 4.4(b), then the balance of Net Sales of Agreement Product less cost of goods shall be divided as follows: ** to Schering.

               (d) If Sequus and Schering are both marketing the Agreement Product, under Section 4.4(b), the parties agree to decide on an equitable division of the economic benefits to each party.

               (e)  If Sequus has rights to market the Agreement Product under
Section 4.4(b) and if Schering does not commence marketing within ** of approval of the ** indication in such country, the rights to the Agreement Product shall become exclusive to Sequus in such country.

                    V.  MARKETING OF THE AGREEMENT PRODUCT
                    --------------------------------------

          5.1  Diligence.
               ---------

               (a) Upon gaining the necessary regulatory, pricing and reimbursement approvals, Schering agrees to work diligently, consistent with accepted business practices, the reasonable commercial potential of the Agreement Product and legal requirements, to distribute, market, promote and sell the Agreement Product.

               (b) Schering agrees to use, with respect to the Agreement Product, the same standards and exercise the same degree of reasonable commercial effort and diligence that it exercises with regard to its own oncology products of similar value, regulatory and clinical status and potential (e.g., ** at similar development and commercial stages in their life cycle in the specific country of the Territory. Based on clinical studies as of the Effective Date, the parties agree the Agreement Product has ** oncology product. The parties recognize, however, that subsequent clinical studies or use may change the ** of the Agreement Product.

               (c) Schering agrees it will, in accordance with the provisions of this Agreement, work diligently to exercise reasonable commercial efforts to ** of the Agreement Product in the Territory and position, promote and support the Agreement Product ** in accordance with the Agreement Product's commercial competitive advantages, if any, over competing agents in clinical studies as determined in the reasonable judgment of the parties (i.e., superior safety and/or efficacy over competitive products). Schering agrees to the foregoing diligence obligations notwithstanding any ** The parties agree that this Section
5.1 does not grant Sequus the right to review the books and records of Schering with regard to its activities relating to its oncology products for purposes of verifying Schering's diligence obligations hereunder or for any other purpose (other than to exercise discovery rights in conjunction with any arbitration pursuant to this Agreement and to verify sales of Agreement Product as permitted under Section 17.1).

          5.2  Schering Marketing Plans.  At its own expense, and in accordance
               ------------------------
with normal practice, Schering shall develop marketing and selling plans.

          5.3  Commencement of Marketing.
               -------------------------

               (a) Schering shall commence to market the Agreement Product commercially in each country of the Territory as soon as practicable, and on a timely schedule, after receipt of regulatory approval and, if required, pricing and/or price reimbursement approval for the Agreement Product in such country and after any other local requirements for launching Agreement

Product have been satisfied. Notwithstanding the foregoing, the parties recognize that extenuating circumstances may arise that may excuse Schering from the commencement of marketing of the Agreement Product, including but not limited to, unfavorable pricing, pricing reimbursement, or labelling. In the event Schering determines that unfavorable pricing, pricing reimbursement or labelling conditions exist, Schering shall be excused from its obligation to commence marketing of the Agreement Product. Any other reason which Sequus finds acceptable in its reasonable judgment may also excuse Schering's obligation to commence marketing of the Agreement Product. Schering shall also be excused from its obligation to commence marketing of the Agreement Product if Sequus is not meeting its obligation to supply Agreement Product under Article VI of this Agreement.

               (b) Except as set forth in section 5.3 (a) above, Schering shall not delay commencement of marketing in a country more than ** months after such requirements for marketing have been satisfied, without the written approval of Sequus. The parties shall meet within ** days of the Effective Date to discuss the ** in the Territory and subsequently to discuss in good faith a ** if the parties determine that there are reasonable business reasons therefor.

               (c) If Schering does not commence marketing in a country within the ** month time period set forth in Section 5.3(b) above and if it is not excused from performance as set forth in Section 5.3(a) above, then Schering's rights to the

Agreement Product shall be converted into semi-exclusive status in that country, as set forth in Section 4.4(b) above with the same economic effect as set forth in Section 4.4(c) above.

               (d) If Sequus has rights to market the Agreement Product pursuant to Section 5.3(c) and Schering does not commence marketing within ** of approval of the ** in such country, the rights to the Agreement Product shall become exclusive to Sequus in such country. For the purposes of this Section 5.3, the countries of the EEA shall be considered as a single country and Schering's commencement of marketing in ** of the five (5) Major Market countries shall be deemed compliance with its obligations in this Section 5.3(d).

                       VI.  SUPPLY OF AGREEMENT PRODUCT
                       --------------------------------

          6.1  Purchase Requirements.  During the term and in accordance with
               ---------------------
the provisions of this Agreement, Schering shall purchase exclusively from Sequus all of its Requirements of the Agreement Product, and Sequus agrees to sell such quantities of Agreement Product, in the form of bulk vials, to Schering during such term, subject to the provisions hereof. For the purposes of this Agreement, the term "Requirements" shall mean, except where specifically provided otherwise herein, all quantities of the Agreement Product that are required by Schering and its Designated Subdistributors for distribution, marketing, including sampling, clinical trial materials and sale of the Agreement Product during the term hereof.

          6.2  Quality Control and Quality Assurance.
               -------------------------------------

               (a) Sequus warrants that all of the Agreement Product supplied by Sequus to Schering hereunder shall conform to the specifications therefor as defined in the then-current marketing authorization of each country of the Territory, which specifications are attached to this Agreement as Schedule A ("Specifications"), as such Schedule may be amended from time to time by written agreement between the parties and shall be manufactured in accordance with the current procedures described in the applicable marketing authorization(s) and all current Good Manufacturing Practices ("cGMPs") and other applicable federal, national and local laws and regulations in effect at the time of manufacture.

               (b) Sequus shall maintain a quality control program consistent with current cGMPs, as required by the Pharmaceutical Inspection Convention, all applicable laws and regulations, and health authorities in the Territory, as applicable, and the country of manufacture, and all subsequent additions and revisions thereto.

               (c) Promptly after execution of this Agreement, the parties shall meet to coordinate all aspects of material logistics relating to the supply of Agreement Product hereunder. In a timely manner, but no later than within sixty
(60) days of the Effective Date, the parties shall agree to the terms of a Technical Agreement, based on determinations and understandings reached by the parties that shall include, but not be limited to, logistical procedures relating to the delivery, quality control, quality assurance, recall procedures, release and manufacturing regulatory compliance matters associated with the supply of

Agreement Product, and define the responsibilities and obligations of Sequus, Schering and Penn Pharmaceuticals, Ltd. ("Penn"), to meet the requirements of European Directive 91-356-EEC. The terms of the Technical Agreement shall not include any additional payment terms between the parties and no material term of the Technical Agreement shall be in conflict with this Agreement. The parties shall finalize the contract status, with respect to Qualified Person Services, between Penn, Schering and Sequus, subject to the written approval of an authorized representative of each party. The parties shall resolve all logistical issues relating to the supply of Agreement Product during the term of this Agreement consistent with the terms and conditions of the Technical Agreement. Any impasse shall be settled in accordance with the procedures set forth in Section 3.4 for the JDT except that the management representative for Schering shall be Vice President, Technical Operations.

               (d) Sequus has informed Schering that Sequus has entered into or is about to enter into an agreement with Penn providing for the services of Penn as a Qualified Person as required by European Directive 91-356-EEC for an initial period ending February 28, 1999, with respect to compliance with the Specifications and release of the Agreement Product. Schering requires that a separate agreement be entered into between Schering and Penn in connection with Penn's activities. At Sequus' expense representative samples of each shipment of Agreement Product shall be analyzed by the Qualified Person in accordance with the methods of analysis defined in the then-current marketing authorization for each country of the

Territory. Pursuant to the Penn agreement, Sequus has purchased ** of equipment on Penn's behalf to enable Penn to provide the requisite services to Sequus. Sequus will provide Penn with all agreed documentation, such as Certificates of Analysis and Compliance, as such documentation is determined by the parties. On release by Sequus, Sequus shall notify Schering that the lot of Agreement Product is available for shipment to Schering from Sequus' manufacturing facility. Contemporaneously, Penn shall test and release Agreement Product meeting Specifications and shall forward copies of all agreed documentation to Schering. If there is any difference in results such that the lot of Agreement Product would not be released by Penn or Sequus, Penn, Schering and Sequus shall agree on a mechanism for resolution.

               (e) In the event Schering elects to become the Qualified Person responsible for the release of the Agreement Product, Schering shall reimburse Sequus and Penn for all costs associated with the transfer of such obligations, including, without limitation, any costs incurred by Sequus with respect to the modification or termination of its agreement with Penn, including reimbursement of **, less depreciation calculated according to standard accounting practices (the "Equipment Expense") for the equipment purchased on Penn's behalf in accordance with that agreement, provided, the Equipment Expense shall be
                                --------
payable by Schering to Sequus only if the equipment is transferred to Schering. If transferred, any costs of transfer, including shipping costs, duties, and the like shall be paid by Schering.

               (f) If as determined in accordance with Section 6.2(d) above a shipment of Agreement Product does not conform to the Specifications, Sequus shall replace such shipment free of charge with a substitute shipment which meets such Specifications according to the following timeframe: If the Agreement Product is in inventory then conforming Agreement Product will be shipped by air freight so as to arrive on the next business day after being sent. If the Agreement Product is not in inventory, Sequus will take all reasonable steps to ensure expeditious manufacture of conforming Agreement Product which will be shipped air freight on the next shipping day after completion of manufacture so as to arrive on the next business day.

               (g) EXCEPT FOR INSTANCES OF LIABILITY COVERED UNDER SECTION 8.2, THE ABOVE SHALL BE SEQUUS' SOLE LIABILITY FOR, AND SCHERING'S SOLE AND EXCLUSIVE REMEDY WITH RESPECT TO, THE SUPPLY OF ANY SHIPMENT OF THE AGREEMENT PRODUCT THAT DOES NOT CONFORM TO THE SPECIFICATIONS. At Sequus' expense, the non-conforming shipment shall be returned to Sequus, or disposed of by Schering, at Schering's option, upon final determination in accordance with Section 6.2(d) above that it does not meet the Specifications.

               (h) Each party agrees to notify the other within two (2) business days of its receipt of notification of any inquiries, notifications, or inspection activity by any Regulatory Authority, governmental agency or authority in regard to the Agreement Product or the manufacturing facilities therefor. Sequus shall provide a reasonable description to Schering of any such governmental inquiries, notifications or inspections promptly (but in no event later than five (5) calendar days) after notification of completion of such visit or inquiry. Sequus shall furnish to Schering, (i) within two (2) business days after receipt, any report or correspondence issued by the Regulatory Authority or governmental authority in connection with such visit or inquiry, including but not limited to, any FDA form 483, Establishment Inspection Reports or warning letters and
(ii) at the same time it provides to any Regulatory Authority or governmental authority, copies of any and all documents, responses or explanations relating to items set forth above, in each case purged only of trade secrets of Sequus that are unrelated to the obligations under this Agreement or are unrelated to the Agreement product. In the event such governmental agency or authority requests or requires any action to be taken to address any citations, Sequus agrees, after consultation with Schering, to take such action as necessary to address such citations, and agrees to cooperate with Schering with respect to any such citation and/or action taken with respect thereto.

               (i) Sequus shall endeavor to obtain the right for Schering to visit, during normal business hours and with reasonable advance notice (a minimum of thirty (30) business days) Sequus' manufacturing facility (including Ben Venue Laboratories Inc. and Penn or their successors), under customary confidentiality conditions, for the purpose of observing the manufacturing, packaging, testing, and warehousing of the Agreement Product and to inspect for compliance with cGMPs and other applicable regulatory requirements.

               (j)  EXCEPT AS SET FORTH IN SECTIONS 6.2(a) and 6.2(b) ABOVE AND
SECTION 8.7 BELOW, SEQUUS DISCLAIMS ANY WARRANTIES, EXPRESS OR IMPLIED, TO SCHERING WITH REGARD TO THE AGREEMENT PRODUCT SUPPLIED BY SEQUUS HEREUNDER, INCLUDING WARRANTIES WITH REGARD TO MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

          6.3  Forecasts.
               ---------
               (a) The parties will work together to establish mechanisms to ensure efficient, fair, equitable and cost effective supply logistics and materials management. As soon as practicable, but not later than thirty (30) days after the Effective Date, Schering shall provide Sequus with a written forecast (by quarter) of the quantity of Agreement Product that Schering desires to have delivered to it during the period beginning on the Effective Date and ending September 30, 1996 (the "Initial Period") and for the following five (5) consecutive calendar quarters commencing with October 1, 1996. The forecast for the Initial Period shall not be binding, but the forecast for the ** beginning October 1, 1996 shall represent a binding commitment of Schering to purchase and Sequus to supply such forecasted amount of Agreement Product. Thereafter, at least fifteen (15) days before the end of each subsequent calendar quarter, Schering shall provide a written, updated forecast (by quarter) of the quantity of Agreement Product that Schering desires to have delivered to it during the following five (5) consecutive calendar quarters. Each successive forecast shall update the forecast previously given for the last three (3) quarters covered and add a forecast for the quarter following immediately thereafter, to enable Sequus to have sufficient information to schedule its or its sub-contractors' manufacturing operations to meet Schering's forecasted Requirements of the Agreement Product. Sequus acknowledges that such forecasts are only estimates of Schering's purchase Requirements of the Agreement Product and that Schering shall not be bound by any such estimate, except that the ** of each successive forecast so provided shall likewise represent a binding commitment of Schering to purchase and of Sequus to supply such forecasted quantity of Agreement Product in a timely manner, subject to adjustment within the limits set forth in Section 6.3(c) hereof. Schering shall order and maintain all reasonable inventories of the Agreement Product, having due regard to current and forecasted sales volumes. Schering shall issue to Sequus firm purchase orders for each delivery not later than three (3) months prior to the requested delivery date.

               (b) Schering shall not be permitted to return any Agreement Product meeting Specifications therefor that Schering has ordered and Sequus has supplied hereunder, without the prior written consent of Sequus.

               (c) Sequus shall not be obligated to supply that quantity of Agreement Product in any calendar quarter that is more than ** of the last binding forecast provided by Schering for the calendar quarter in question; provided, however, that Sequus shall endeavor to take all reasonable steps to
--------  -------
fill binding orders for Agreement Product in excess of such amount.

               (d) If any time Sequus experiences a shortage of Agreement Product supply and the available supplies of Agreement Product are not sufficient to satisfy all of Schering's Requirements for the Agreement Product in the Territory, Sequus shall allocate its available worldwide supplies (including inventory in excess of customary supplies) equitably among its own requirements and those of its licensees and distributors, including Schering, based on the purchasing history of such entities during the prior six (6) month period.

               (e) If at any time Sequus is of the opinion that it may not be able to meet future binding orders from Schering for Agreement Product (including, but not limited to a situation where as a result of ** it shall notify Schering in writing, and the parties shall in good faith cooperate and endeavor to make appropriate arrangements for a continuous and adequate supply of Agreement Product from Sequus to Schering. Consistent with Sequus' obligations under Section 6.3(c), if Sequus is unable to supply at least ** of the quantities of Agreement Product ordered by Schering in any two (2) consecutive quarters, based on Schering's good faith estimates of its future Requirements, Schering shall be relieved of its obligation to purchase that portion of its Requirements of Agreement Product from Sequus that Sequus is unable to supply, for so long as such inability to supply continues. Schering is hereby ** provided Sequus ** of the Agreement Product, ** of the Agreement Product **. In the event that Sequus is unable to supply Agreement Product as provided in this Section 6.3(e), Sequus shall be responsible for one time costs **. Such costs include, but are not limited to, those relating to ** Sequus, at its own expense, shall provide Schering with all reasonable assistance **. At such time as Sequus reasonably demonstrates to Schering that it is able to again supply all of Schering's Requirements, Schering shall be permitted to ** on Sequus' behalf, for such period of time thereafter as is reasonably necessary for Schering and/or any of its Affiliates ** that may have been reasonably incurred **, using generally accepted accounting principles normally used by Schering in keeping its own books and records. Thereafter, Schering shall **, as the case may be, and subsequently continue the purchase of its Requirements of Agreement Product from Sequus in accordance with the terms of this Agreement. If the quantity of Agreement Product that Sequus is unable to supply is so limited that it would be an excessive financial burden on Schering to **, such limited quantity, the parties shall meet, after Sequus is notified by Schering of such circumstance, and in good faith seek to reasonably resolve the matter.

               (f) If Sequus discloses Know-how pursuant to this Agreement and/or Know-how related to ** to Schering for the purpose of **, then, for the term of this Agreement and for three (3) years thereafter, Schering and its Affiliates shall not ** as of the date of such disclosure ** as of the date of such disclosure.

               (g) Subject to Section 6.3(f), if following the Effective Date, during the term of this Agreement and for three (3) years thereafter, Schering decides to commence manufacture of a liposomal formulation of any pharmaceutical product, Schering shall be entitled to do so under the following terms: (i) Schering agrees to first discuss such manufacturing opportunity with Sequus on terms at least as favorable to Sequus as Schering intends to offer a third party; (ii) In the event that Schering and Sequus are unable to agree on terms for manufacture of such liposomal formulations, Schering is free to seek a third party to undertake such manufacturing or to itself manufacture the liposomal formulations, provided, that Schering not make use of any Know-how, Sequus Confidential
--------
Information (except to the extent that such information falls within the exceptions for Confidential Information set forth in Section 11.1(b)) or any technology provided by Sequus pursuant to this Agreement and that such manufacture is accomplished without the aid, application, use or derivation of such Know-how, Sequus Confidential Information or technology provided by Sequus; and (iii) Schering shall establish protective measures within its organization and the third party manufacturer to protect any Know-how, Sequus Confidential Information or technology from disclosure.

          6.4  Delivery Terms.  All Agreement Product shall be sold in bulk
               --------------
vials and be delivered D.D.U. to up to three (3) sites to be specified by Schering. Sequus shall pay shipping and freight charges to such specified sites. Title and risk of loss shall pass to Schering upon delivery by Sequus to Schering.

          6.5  Scheduling of Delivery.  Sequus shall schedule the timely
               ----------------------
manufacturing and shipment of the Agreement Product pursuant to Schering's firm purchase orders. Should Sequus, at any time during the course of this Agreement, have reason to believe that it will be unable to meet Schering's requested delivery dates, Sequus will promptly notify Schering, in writing, stating the reasons for the delay. Such notification will not be deemed a waiver of Sequus' obligations set forth in Section 6.3(e).

          6.6  **.  Within a reasonable time (which shall not exceed ** months
               --
plus any delay associated with approval of the site of manufacture by a Regulatory Authority) after Annual Net Sales attain a level of **, or if a restriction is imposed upon (a) manufacturing that would prevent Sequus from meeting its supply obligation hereunder or (b) exporting the Agreement Product out of the country where it is manufactured, then Sequus shall establish **. Schering, or a Schering Affiliate, shall be considered in good faith by Sequus as **, provided, that Schering, or the Schering Affiliate, as the case may be,
       --------
** and is able to reasonably demonstrate to Sequus' satisfaction that it is able to meet all **

                           VII.  PRICE AND PAYMENTS
                           ------------------------

          7.1  Price.  Subject to adjustment as provided in Section 7.4 below or
               -----
as provided in Section 7.2, the price per vial of Agreement Product to be paid by Schering for the Agreement Product sold by Sequus to Schering in any Fiscal Year shall be equal to the sum of (i) ** of Annual Net Sales in such Fiscal Year for Annual Net Sales up to and including ** and (ii) ** of Annual Net Sales in such Fiscal Year for Annual Net Sales in excess of **, divided by the total numbers of vials of Agreement Product included in such Annual Net Sales; provided, however,
--------  -------
that upon receipt from the European Commission or applicable Regulatory Authority of marketing approval for the Agreement Product for the treatment of **, the percentage of Annual Net Sales used for the foregoing calculation shall be fixed at **, regardless of the level of Annual Net Sales, for the remainder of the term of this Agreement. In determining the price per vial to be paid by Schering, the number of vials distributed as clinical trial material or as sample material shall not be included in the number of vials included in such Net Sales. Schering agrees that it will not ** In no event shall the payments due under this Section 7.1 plus payments due under Section 3.11 exceed ** of Annual Net Sales prior to marketing approval in the EU for the treatment of **.

          7.2  Floor Price.
               -----------

               (a) Notwithstanding Section 7.1 above, in the event the price Schering is to pay Sequus for Agreement Product per twenty (20) milligram-ten
(10) milliliter vial of Agreement Product supplied by Sequus to Schering would be less than **, or ** the parties shall meet to discuss the economic implications for Sequus. In the event the parties are unable to agree on actions to modify the economic implications for Sequus, Sequus shall supply the Agreement Product to Schering at the price specified in Section 7.1 above as long as such price is not below **. The foregoing price shall be adjusted on an annual basis each January 1st by the annual percentage change in the Producer's Price Index for Pharmaceutical Products reported in the month of June of the year immediately preceding the year in which the adjustment is to be effective.

               (b) In the event the price specified in Section 7.1 above would result in a price below **, Schering shall notify Sequus to that effect. However, Sequus shall continue to supply Schering at the price specified in
Section 7.1 above as long as such price is not below Sequus' **. In the event this results in inequitable economics between the parties from what was originally contemplated, the parties shall discuss reasonable changes to the economic structure that might restore the original economic distribution. While such discussions are ongoing and in the event such discussions break down, Sequus shall continue to supply Agreement Product to Schering at the price specified in Section 7.1 above as long as such price is not below Sequus' **. Sequus' ** for Agreement Product shall be determined consistent with Schedule F attached hereto.

               (c) If the price specified in Section 7.1 above would result in a price to Sequus below its ** the parties shall in good faith endeavor to reach agreement on a new price that would maintain an equitable economic benefit to each party or other remedy as the parties agree.

               (d) All calculations of price per milligram of Compound shall be determined from the price in Dollars per vial of Agreement Product divided by the quantity of Compound in milligrams specified on the label of the Agreement Product.

          7.3  Provisional Price.  The initial price for the purchase of the
               -----------------
Agreement Product shall be set as soon as practicable, but in no event later than within thirty (30) days from the Effective Date and by September 30th of each Fiscal Year commencing in 1997. The intention is that the provisional price will be a close approximation to the expected final purchase price for the next Fiscal Year. In the event that the parties cannot so agree, the provisional price will be ** of the average net selling price on a per vial basis in the preceding second calendar quarter.

          7.4  Reconciliation.  At the end of each calendar quarter, Schering
               --------------
shall make a calculation showing whether an adjusting payment is necessary between the two parties applying Section 7.1, at a total purchase price of ** of Net Sales for Net Sales for the Fiscal Year which are less than or equal to **, and ** of Net Sales, for those Net Sales for the Fiscal Year that exceed **, as appropriate prior to receipt from the European Commission of marketing approval for the treatment of ** and ** of Net Sales subsequent to such approval, divided by the number of vials sold, to calculate the actual supply price(s). This will be compared with the provisional supply price. A reconciliation statement shall be supplied by Schering to Sequus by the last working day of the month following the end of each calendar quarter and the difference between the actual supply price and the provisional price multiplied by the total number of vials sold in the calendar quarter will be paid by Schering or Sequus to the other (as the case may be) within sixty (60) days after the end of the calendar quarter in question.

          7.5  Samples and Clinical Supplies.  Agreement Product to be used by
               -----------------------------
Schering for registration trials, as set forth in this

Agreement, shall be provided to Schering **. Agreement Product to be used by Schering as samples and as product for non-registration trials shall be supplied to Schering at a price of ** per twenty (20) milligram-ten (10) milliliter vial. At such time as Sequus scales up its manufacturing process for the Agreement Product to a ** batch size, the foregoing price shall be reduced to ** per twenty (20) milligram-ten (10) milliliter vial, which may be adjusted up or down based on changes to Sequus' ** such that it reflects Sequus' actual **. The foregoing prices shall be adjusted on an annual basis each January 1st by the annual percentage change in the Producer's Price Index for Pharmaceutical Products reported in the month of June of the year immediately preceding the year in which the adjustment is to be effective. Prior to the beginning of each Fiscal Year, the parties shall agree to the total amount of ** for the following year, such agreed amount to be confirmed in writing.

          7.6  Sales Reports.  Within thirty (30) days following the close of
               -------------
each calendar quarter, Schering shall provide Sequus with a statement for each country of the Territory showing the total amount of sales of Agreement Product and the number of vials sold for Agreement Product for the quarter. Upon request by Sequus, Schering shall supply the currency exchange rate(s) used in calculating the payments made hereunder pursuant to Section 7.7(b). Schering shall also provide Sequus within sixty (60) days after the close of each Fiscal Half-Year with a statement showing the number of samples distributed in each country by or on behalf of Schering.

          7.7  Method of Payment.
               -----------------

               (a) Sequus will invoice Schering in United States Dollars for each and every shipment of Agreement Product, and payment for all such quantities so shipped, and any other payments due under this Agreement, shall be made in United States Dollars by bank transfer within thirty (30) days of invoice date, in accordance with written instructions (not inconsistent herewith) that Sequus shall give to Schering.

               (b) Payments based on Net Sales of Agreement Product in any country of the Territory shall be calculated by converting the Net Sales in each country into United States Dollars at the rates of exchange used by Schering's United States reporting parent Affiliate to report its sales for public, financial reporting purposes and multiplying the resultant amount by the appropriate percentage specified in Section 7.1.

               (c) If, due to restrictions or prohibitions imposed by a national or international authority in a country where Schering has no presence or has no Affiliate or Designated Subdistributor presence, payments in such a country of the Territory cannot be made as aforesaid, then the parties shall consult with a view to finding a prompt and acceptable solution, and Schering shall, from time-to-time, deal with such monies as Sequus may lawfully direct at no additional out-of-pocket expense to Schering. Notwithstanding the foregoing, if payments accrued on Net Sales in such a country cannot be remitted to Sequus for any reason within six (6) months after the end of the calendar quarter during which they are earned, then Schering shall be obligated to deposit the payments in a bank account in such country in the name of Sequus.

               (d) Schering shall treat the Agreement Product in a manner consistent with the standard practices it uses for its own products, in order to minimize **.

          7.8  Approval Payment. In addition to any other amounts paid by
               ----------------
Schering to Sequus pursuant to this Agreement, Schering shall pay Sequus within ten (10) days of Board of Directors Approval, in partial consideration of the distribution rights granted to Schering pursuant to this Agreement and in recognition of the marketing authorization approval for the Agreement Product in the EEA, Five Million Three Hundred Thousand Dollars ($5,300,000), which shall be non-refundable except to the extent provided in Section 8.8(d).

          7.9  Event and Criteria Attainment.  Schering shall make
               -----------------------------
non-refundable (except to the extent provided in Section 8.8(d)) payments upon the completion of certain events and attaining certain criteria, in the party's mutual reasonable judgment, and in consideration of Sequus' share of efforts in that regard, totalling up to Twenty-Seven Million Dollars ($27,000,000), as follows:

               (a) ** upon commercial launch of the first Agreement Product with a minimum approved price equal to or greater than **, in each of the first ** of the following countries - **, for a total reimbursement payment of up to **. The minimum approved price for the country in question, shall be determined from the exchange rate between the currency of such country and United

States Dollars, as of the commercial launch of the Agreement Product, at the rates of exchange used by Schering's United States reporting parent Affiliate for currency exchange purposes. If a minimum approved price for Agreement Product equal to or greater than ** is not achieved in a total of ** countries, then in the country or countries in which the minimum approved price of Agreement Product is closest to ** payment shall be multiplied by the fraction wherein the numerator is equal to the actual price of Agreement Product, expressed in Dollars per milligram of Compound, in the country in question and the denominator is **; provided, that the actual price of Agreement Product in
                       --------
the country in question is not less than **. If the actual price of Agreement Product in such country is less **, no payment shall be due to Sequus for such country even in the event Schering commences marketing of the Agreement Product.

               (b) A total of up to ** for completion of the events and meeting the criteria set forth on Schedule E, subject to any ** of such payments as a ** pursuant to Section 3.7. It is estimated that the achievement of such events and criteria will occur on a schedule such that Schering will pay Sequus a total of up to **, however, the payments actually made will be based on the occurrence of specified events and the meeting of certain criteria and the parties acknowledge that such payments may not be made in the years noted.

               (c) In addition to the payments above, Schering shall pay Sequus ** each time ** or multiples of ** in the countries of **.

              For example:

                 Year       **   Payment Due
                 ----       --   -----------
                 X          **   **
                 X + 1      **   **
                 X + 2      **   **

               (d) It is contemplated that multiple events and criteria may be met by single events or occurrences and without regard to a particular order. Full payment for completion of an event or achievement of a particular criteria shall be made regardless of the time at which the event is completed or the criteria achieved. All such payments shall be paid within thirty (30) days of completion or occurrence of the event or achievement of the criteria in question.

          7.10 Withholding.  If at any time during or after the Agreement, any
               -----------
jurisdiction within the Territory requires that taxes be withheld from any payment (or portion thereof) of Sequus' compensation under this Agreement, Schering may deduct such amount from the corresponding payment, or, if applicable, Sequus will promptly reimburse Schering or its designee(s) such amounts. Schering shall provide Sequus with documentation of such withholding and payment in a manner that is satisfactory for purposes of the U.S. Internal Revenue Service. Any withholdings paid when due hereunder shall be for the account of Sequus and shall not be included in the calculation of Net Sales. Sequus shall be liable for any deficiency, and any fine, assessment or penalty imposed by any taxing authority in the Territory for any deficiency in the amount of any such withholding or the failure to make such withholding payment, unless such fine, assessment or penalty imposed was due to an act or omission of Schering. If Schering is required to pay any such deficiency, or any fine, assessment or penalty for any such deficiency for which Sequus is liable above, Sequus shall promptly reimburse Schering for such payments, which shall not be included in the calculation of Net Sales.

          7.11  Combination Products.  Schering shall not distribute market or
                --------------------
sell Agreement Product as part of a combination product, i.e., sold in a package containing other products, without the prior written approval of Sequus.

                               VIII.  INDEMNITY
                               ----------------

          8.1  Indemnification by Schering.
               ---------------------------

               (a) Schering shall indemnify, defend and hold harmless Sequus and its Affiliates, and each of its and their respective employees, officers, directors and agents (each, a "Sequus Indemnified Party") from and against any and all liability, loss, damage, cost, and expense (including reasonable attorneys' fees), subject to the limitations in Section 8.5 (collectively, a "Liability") which the Sequus Indemnified Party may incur, suffer or be required to pay resulting from or arising in connection with (i) the breach by Schering of any covenant, representation or warranty contained in this Agreement, (ii) any negligent act or omission or willful misconduct of Schering (or any Affiliate thereof) in the development, promotion, **, marketing or sale of the Agreement Product or any other activity conducted by Schering under this Agreement which is the proximate cause of injury, death or property damage to a third party, (iii) the activities of Sequus and/or Schering associated with the continued supply of Agreement Product as provided in Sections 8.8(a) or 8.8(c),
(iv) the activities of Schering in the continued use of the Trademarks as provided in Section 10.4, or (v) the successful enforcement by an Sequus Indemnified Party of any of the foregoing.

               (b) Schering also shall indemnify, defend and hold harmless each Sequus Indemnified Party from and against any Liability which the Sequus Indemnified Party may incur, suffer or be required to pay resulting from or arising in connection with any negligent act or omission or willful misconduct of Schering (or any Affiliate thereof) in the development, promotion, **, marketing or sale of the Agreement Product or any other activity conducted by Schering under this Agreement after the termination of this Agreement which is the proximate cause of injury, death or property damage to a third party.

          8.2  Indemnification by Sequus.
               -------------------------

               (a) Sequus shall indemnify, defend and hold harmless Schering and its Affiliates, and each of its and their respective employees, officers, directors and agents (each, a "Schering Indemnified Party") from and against any Liability which the Schering Indemnified Party may incur, suffer or be required to pay resulting from or arising in connection with (i) the breach by Sequus of any covenant, representation or warranty contained in this Agreement, (ii) any negligent act or omission or willful misconduct of Sequus (or any Affiliate thereof) in providing the Know-how or in the development, promotion, manufacture, marketing or sale of the Agreement Product or any other activity conducted by Sequus under this Agreement which is the proximate cause of injury, death or property damage to a third party, or
(iii) the successful enforcement by an Schering Indemnified Party of any of the foregoing.

               (b) Sequus also shall indemnify, defend and hold harmless each Schering Indemnified Party from and against any Liability which the Schering Indemnified Party may incur, suffer or be required to pay resulting from or arising in connection with any negligent act or omission or willful misconduct of Sequus (or any Affiliate thereof) in the development, promotion, manufacture, marketing or sale of the Agreement Product or any other activity conducted by Sequus under this Agreement after the termination of the Agreement which is the proximate cause of injury, death or property damage to a third party.

          8.3  Conditions to Indemnification.  The obligations of the
               -----------------------------
indemnifying Party under Sections 8.1 and 8.2 are conditioned upon the delivery of written notice to the indemnifying party of any potential Liability promptly after the indemnified party becomes aware of such potential Liability. The indemnifying party shall have the right to assume the defense of any suit or claim related to the Liability if it has assumed responsibility for the suit or claim in writing; however, if in the reasonable judgment of the indemnified party, such suit or claim involves an issue or matter which could have a materially adverse effect on the business operations or assets of the indemnified party, the indemnified party may waive its rights to indemnity under this Agreement and control the defense or settlement thereof, but in no event shall any such waiver be construed as a waiver of any other indemnification rights such party may have at law or in equity. If the indemnifying party defends the suit or claim, the indemnified party may participate in (but not control) the defense thereof at its sole cost and expense.

          8.4  Settlements.  Neither party may settle a claim or action related
               -----------
to a Liability without the consent of the other party, if such settlement would impose any monetary obligation on the other party or require the other party to submit to an injunction or otherwise limit the other party's rights under this Agreement. Any payment made by a party to settle any such claim or action shall be at its own cost and expense.

          8.5  Limitation of Liability.  With respect to any claim by one party
               -----------------------
against the other arising out of the performance or failure of performance of the other party under this Agreement, the parties expressly agree that the liability of such party to the other party for such breach shall be limited under this Agreement or otherwise at law or equity to direct damages only and in no event shall a party be liable for punitive, exemplary or consequential damages.

          8.6  Insurance.  Schering acknowledges that it maintains and shall,
               ---------
during the term of this Agreement, maintain in full force and effect an insurance program for liability insurance, including product liability and contractual liability insurance, adequately covering it's obligations under this
Agreement.   Sequus acknowledges that it maintains and shall, during the term of this Agreement, maintain in full force and effect insurance coverage to include products liability and contractual liability in the Territory in amounts not less that **. Sequus shall provide thirty (30) days' prior written notice to Schering in the event of cancellation or any material change in such insurance. Each party shall provide the other party with evidence of such insurance program, upon request.

          8.7  Third Party Intellectual Property.  Sequus represents and
               ---------------------------------
warrants that to the best of its knowledge the manufacture, use and sale of the Agreement Product supplied to Schering under this Agreement for the treatment of Kaposi's sarcoma and solid tumors do not infringe any intellectual property rights of any third party in the Territory or in any country where such Agreement Product is manufactured.

          8.8  Claimed Infringement
               --------------------

               (a) Schering or Sequus, as the case may be, shall promptly notify the other of any claim by a third party of infringement of such third party's patent rights resulting from either Schering's or Sequus' undertakings with respect to the Agreement Product hereunder, upon such claim of infringement becoming known, directly or indirectly. In the event of any such notice, Schering and Sequus agree to meet in good faith to determine their respective courses of action with respect to the third party claim. Notwithstanding that, Schering shall immediately discontinue any use, import, sale, distribution ** of any Agreement Product upon notice from Sequus that in Sequus' reasonable judgment such activity may be an infringement of such third party's patent rights, and all liability arising out of Schering's use, sale, distribution or ** of such Agreement Product after the date of such notice shall be borne by Schering; provided, however, that if Schering desires to have
                            --------  -------
a continued supply of Agreement Product ** so that Schering may continue to distribute or sell the Agreement Product, regardless of the fact of the third party claim, Schering shall so notify Sequus, and Sequus shall continue to supply the Agreement Product to Schering ** distribute and sell the Agreement Product. Schering shall, in accordance with Section 8.1(a), indemnify and hold Sequus harmless from any such claim of infringement, including, without limitation, any claim of willful infringement, because of such continued ** and supply by Sequus and such continued ** and/or distribution and sale by Schering.

               (b) Sequus shall in good faith negotiate with such third party to obtain any license that might be required under reasonable commercial terms and pay reasonable costs associated with the license, or defend such action, with its own counsel, at its sole discretion, control and expense. Schering shall render reasonable assistance to Sequus in the defense of any such action and shall be entitled to be represented by its own counsel at its sole expense.

               (c) If Sequus seeks a license from such third party and is unable to obtain such a license for Sequus and Schering to use, import, export, sell, offer to sell, market, distribute ** Agreement Product in the Territory under commercially reasonable terms, then, subject to Schering's right to obtain a license on its own behalf, with any license terms to be subject to Sequus' approval, not to be unreasonably withheld, Sequus may terminate this Agreement upon immediate written notice to Schering; provided, however, that if Schering desires to have
                            --------  -------
a continued supply of Agreement Product regardless of the fact of the third party claim, Schering shall so notify Sequus and Sequus shall continue to supply the Agreement Product to Schering. Schering shall, in accordance with Section 8.1(a), indemnify and hold Sequus harmless from any such claim of infringement, including, without limitation, any claim of willful infringement, because of such activities of Sequus.

               (d) If Sequus terminates this Agreement under Section 8.8(c) or if Schering is prevented by any applicable authority or governmental entity or agency from exercising its rights under this Agreement ** within four (4) years after the date of first commercial launch of Agreement Product in any country of the Territory and Schering's cumulative net income after taxes from the sale of Agreement Product is less than the aggregate amount of the payments made to Sequus under Sections 7.8 and 7.9, Sequus shall pay to Schering the difference between (i) the amounts paid by Schering under Section 7.8 and Section 7.9 and
(ii) Schering's cumulative net income after taxes generated from the sales of Agreement Product, in accordance with a schedule to be agreed to by the parties.

          8.9  Third Party Infringement.  Schering shall, upon Sequus' request,
               ------------------------
cooperate with Sequus in any action reasonably necessary or desirable to protect or defend any of the intellectual property rights applicable to the Agreement Product or rights granted to Schering hereunder. Schering shall notify Sequus of any apparent infringement by any third party of any intellectual property rights applicable to the Agreement Product as soon as practicable after learning thereof. The cost of any action against a third party infringer shall be borne by Sequus, and any awards or judgments received by Sequus in any such actions shall be retained by Sequus for its sole benefit. If Sequus and Schering so agree, Schering and Sequus may share the cost, equitably divided in relative proportion to the balance of economic benefits intended by the Parties under this Agreement, of any action against a third party infringer, and, in such event, any award shall be applied first toward the recovery of each party's costs, and any remaining amount of such award shall be shared by the parties in the same proportion as the costs were shared.

                       IX.  AGREEMENT PRODUCT LABELLING
                       --------------------------------

          9.1  Format.  Schering shall be responsible for labelling the
               ------
Agreement Product and packaging the Agreement Product, consistent with the provisions hereof, in such form as is suitable and in compliance with all regulatory requirements of each country of the Territory. Each Agreement Product marketed by Schering, and all product labelling (including Package Insert, Physician Data Sheet and compendia entries in the Territory), together with advertising and promotional material for each Agreement Product shall have a typical Schering label design developed by Schering featuring the applicable Trademark, unless expressly prohibited by the responsible regulatory agency. The product labelling together with any package and carton used with the Agreement Product shall comply with all applicable regulatory requirements in the Territory.

          9.2  Approval.  Where permitted by applicable law and regulations, the
               --------
product labelling, package and carton for each Agreement Product shall include ** and be in accordance with all applicable regulatory requirements. In each country of the Territory Schering shall promptly forward to Sequus no later than submission by Schering to any Regulatory Authorities in the Territory a sample of the product labelling, package and/or carton that is proposed to be used in connection with the promotion and sale of each Agreement Product in such country.

          9.3  Regulatory Review.  Following the launch of the Agreement Product
               -----------------
in the Territory, the health registration holder in each country of the Territory shall have the obligation, in accordance with all applicable regulatory requirements of Regulatory Authorities relating to regulatory review and updating requirements, to confirm that product labelling, package, carton, Package Insert and Physicians Data Sheet as entered in the Compendium of Pharmaceutical Specialties are consistent with the then-current regulatory requirements. The health registration holder shall take all necessary action to update any product labelling, package, carton, Package Insert or Physicians Data Sheet as necessary so that they are consistent with then-current regulatory requirements.

          9.4  Unscheduled Modifications.  Notwithstanding Section 9.3 above, if
               -------------------------
new clinical data, post-marketing experience, or unsatisfactory compliance with the product labelling requirements outlined in this Agreement would warrant unscheduled changes in the product labelling, package and/or carton, the parties shall meet to discuss the matter giving due and reasonable consideration to the changes that may be required, and Schering shall endeavor to make such changes as the parties deem necessary, to the extent such changes are not inconsistent with what is required by applicable law and the requirements of local Regulatory Authorities.

          9.5  Consistency.  All technical and scientific information and
               -----------
therapeutic claims referred to by Schering in promotional advertisements, promotional literature, sales aids, training aids and literature and the like with respect to the Agreement Product shall be consistent with the regulatory approval and take into consideration the information and claims made by Sequus with respect thereto.

          9.6  Samples of Printed Material.  Schering shall as promptly as
               ---------------------------
practicable, at Sequus's written request, but no more than semi-annually, supply to Sequus samples of representative printed materials actually used by Schering in connection with the promotion and sale of the Agreement Product. Schering shall be responsible for assuring compliance with all regulatory labelling requirements in the Territory, and shall indemnify and hold harmless Sequus and its directors, officers and employees from and against any and all claims, liabilities, costs, penalties, fines and expenses (including attorneys' fees and other litigation costs, regardless of outcome) arising out of the failure of Schering to comply with local law or regulations in connection with the Agreement Product.

                        X.  TRADEMARKS AND TRADE NAMES
                        ------------------------------

          10.1  Trademark.  Sequus shall be responsible for filing, prosecuting,
                ---------
registering, maintaining and protecting the Trademarks in all countries of the Territory, at is sole cost and expense. In the event that the Trademark cannot be used pursuant to Section 10.4 or if it is agreed by the parties that a different trademark is to be used other than or in addition to the Trademark in any country of the Territory, then the parties shall agree on the trademark and Sequus shall determine the availability and shall diligently file for and prosecute said trademark, which shall thereafter be treated as a Trademark for purposes of this Agreement. If the trademark is already owned by Schering, then Schering shall assign all its rights, title and interest to said trademark to Sequus, with Sequus to pay all costs related to the recordal of the assignment. If the trademark is to be purchased from a third party, then Sequus and Schering shall agree on the allocation for acquiring said trademark.

          10.2  Trademark Use.  Sequus hereby grants to Schering the exclusive
                -------------
right to use the Trademarks in connection with Schering's sales of the Agreement Product in the Territory, but only during the term of this Agreement and only so long as Schering distributes, markets and sells the Agreement Product in accordance with the terms of this Agreement; provided, however, that Schering
                                             --------  -------
shall be permitted to use the Trademark following termination of this Agreement in connection with disposing of inventory of Agreement Product pursuant to Section 12.9 below. Schering shall only use the Trademarks with the applicable Agreement Product distributed, marketed or sold by Schering hereunder. Upon the termination or expiration of this Agreement, Schering's right to use the Trademarks shall automatically revert to Sequus.

          10.3  Trade Names.  During the term of this Agreement and unless
                -----------
prohibited by the responsible regulatory agency, Schering shall not use any trademark other than the Trademarks (except for the name and logo of Schering or its Affiliates) and shall use the trade name of Schering or its Affiliates and, in its discretion, the Sequus trade name, on all Agreement Product and all product labelling, advertising and promotional material pertaining thereto. Unless prohibited by the responsible Regulatory Authorities or applicable law, a legend to the effect that the Agreement Product has been manufactured by Sequus or is being sold and distributed under rights granted by Sequus shall be printed on the package and product labelling. All such use of the Sequus trade name in accordance with this Agreement and applicable law shall inure to the benefit of Sequus.

          10.4  Infringement of Third Party Trademark Rights.  Schering shall
                --------------------------------------------
promptly notify Sequus of any claim of infringement by a third party resulting from Schering's use of any Trademark or the Sequus trade name hereunder, promptly upon such claim of infringement becoming known, directly or indirectly, to Schering. In the event of any such notice, Schering and Sequus agree to meet in good faith to determine their respective courses of action with respect to the third party claim. Notwithstanding that, Schering agrees to immediately discontinue use of any Trademark upon notice from Sequus that such use is or may be an infringement of such third party's trademark rights, except as provided below, and all liability arising out of Schering's use of such trademark after the date of such notice shall be borne by Schering. In the event of any such third party notice, Schering and Sequus agree to meet in good faith to select a new Sequus Trademark acceptable to both parties to be used with the Agreement Product. If Schering desires to continue to sell Agreement Product using the Trademark in question, Schering shall, in accordance with Section 8.1(a), indemnify and hold Sequus harmless from any claim of infringement arising from such continued sale by Schering.

          10.5  Third Party Infringement.  Schering shall, upon Sequus' request,
                ------------------------
and at no out of pocket expense to Schering cooperate with Sequus in any action reasonably necessary or desirable to protect or defend any Trademark used or proposed to be used hereunder. Schering shall notify Sequus of any apparent infringement by any third party of any Trademark as soon as practicable after becoming aware thereof. The cost of any action against a third party infringer shall be borne by Sequus, and any awards or judgments received by Sequus in any such actions shall be retained by Sequus for its sole benefit. If Sequus and Schering so agree, Schering and Sequus may share the cost, equitably divided in relative proportion to the balance of economic benefits intended by the parties under this Agreement, of any action against a third party infringer, and, in such event, any award shall be applied first toward the recovery of each party's costs, and any remaining amount of such award shall be shared by the parties in the same proportion as the costs were shared.

          10.6  Trademark on Materials.  Each Agreement Product and all
                ----------------------
labelling, advertising and promotional material shall prominently feature the applicable Trademark.

          10.7  Trademark Consent.  Schering and its Affiliates, owners of the
                -----------------
trademarks CEDAX and CAEDAX, hereby consent to the use and registration of the trademark CAELYX by Sequus and its Affiliates for use in connection with the Agreement Product throughout the world.

          10.8  Trademark Security Agreement.  Concurrently herewith Sequus has
                ----------------------------
entered into a Security Agreement with Schering, which Security Agreement is attached hereto as Schedule I, securing Sequus' obligations to Schering under this Agreement. Under such Security Agreement Sequus grants to Schering a security interest in all of Sequus' right, title and interest in and to each of the Trademarks in each country of the Territory, and in and to the good will connected with and symbolized by the Trademarks. Sequus agrees to execute, acknowledge and deliver such further instruments and to do all such other acts as may be reasonably required to perfect Schering's security interest in the Trademarks.

                             XI.  CONFIDENTIALITY
                             --------------------

          11.1  Confidentiality Obligations.
                ---------------------------

                (a) Any Confidential Information of a party disclosed to the other party relating to the subject matter of this

Agreement shall, during the term of this Agreement and for ** after the date of expiration or termination of this Agreement, be held in confidence by the receiving party, used only for the express purposes contemplated herein and disclosed to its officers and employees on a need-to-know basis only. A receiving party may also disclose the disclosing party's Confidential Information to officers and employees of its Affiliates and to consultants, on a need-to-know basis, provided, that such officers, employees or consultants, as
                    --------
the case may be, are bound by secrecy and use obligations with respect to such disclosures at least equivalent to those contained in this Agreement.

                (b) The foregoing confidentiality and use obligations shall not apply to Confidential Information which the receiving party can reasonably document:

                     (i) was already known by the receiving party or is subsequently obtained by the receiving party without confidentiality obligation to the disclosing party or any third party,

                    (ii) is independently developed by the receiving party without the aid, application or use of disclosures of Confidential Information of disclosing party, (and such independent development can be properly demonstrated by the receiving party), or

                   (iii) is or becomes public knowledge through no fault of the receiving party, or

                    (iv) is required by law or rules or regulations of any governmental agency or authority or any stock exchange to be disclosed, provided, that the receiving party
                                           --------
                          shall, prior to making any such disclosure, give the disclosing party sufficient advance written notice to permit the disclosing party to seek a protective order or other similar order with respect to such information and thereafter shall disclose only the minimum information required to be disclosed in order to comply with such law, rule or regulation, whether or not a protective order or other similar order is obtained.

          11.2 Return of Confidential Information.  Upon termination of this
               ----------------------------------
Agreement, if requested, the receiving party will return all documents, and copies thereof, containing the disclosing party's Confidential Information at any time upon request of the disclosing party. However, the receiving party may retain one copy of such documents in a secure location solely for the purpose of determining its obligations hereunder, to comply with any applicable regulatory requirements, or to defend against any product liability claims. In the event that any of the provisions of this Agreement relating to the disclosure or use of Confidential Information conflict with any of the provisions of the letter of intent dated July 8, 1996 and the May 13, 1994

Mutual Confidentiality Agreement between the parties hereto, the provisions of this Agreement shall take precedence and govern.

          11.3 Press Releases.
               --------------

               (a) (i) All press releases and (ii) other oral or written public communications of any sort relating to this Agreement, arising herefrom or the transactions contemplated hereby (except those covered pursuant to Section 11.3(b) below) and the method of release for publication thereof, will be subject to the prior written mutual approval of the parties. Copies of any such press releases or other public communications shall be made available to the other party.

               (b) All oral or written public communications of any sort with regard to the Agreement Product, unless previously disclosed information or a final study report, will be subject to the prior written mutual approval of the parties.

               (c) Nothing in the foregoing, however, shall prohibit a party from making such disclosures to the extent deemed necessary under applicable federal or state securities laws or any rule or regulation of any nationally recognized securities exchange; in such event, however, the disclosing party shall use good faith efforts to consult with the other party prior to such disclosure and, where applicable, shall request confidential treatment to the extent available.

                          XII.  TERM AND TERMINATION
                          --------------------------

     12.1 Term.  Unless sooner terminated as provided for herein, this Agreement
          ----
shall remain in full force and effect for a period commencing on the Effective Date and expiring December 31, 2010. Notwithstanding the foregoing, in the event that Schering has not received the Board of Directors Approval for this Agreement by September 30, 1996 (or such later date as may be agreed to in writing by the parties), this Agreement shall be null and void and of no effect, and any Marketing Authorizations transferred by Sequus to Schering pursuant to Section 4.1(a) shall immediately be transferred and reassigned to Sequus. In addition, Schering agrees to promptly execute, acknowledge and deliver such further instruments, and to do all such other acts as may be necessary or appropriate in order to carry out the transfer of such Marketing Authorizations to Sequus as and when required by this Section 12.1. Schering further agrees to reasonably cooperate with Sequus in taking any reasonable action to maintain the integrity and value of such Marketing Authorizations (including, without limitation, making additional filings based on such Marketing Authorizations) pending such transfer taking effect.

               12.2 Termination Rights.
                    ------------------

                    (a) Sequus shall have the right to terminate this Agreement on a country-by-country basis, upon giving ninety (90) days prior written notice to Schering, in the event that Schering fails to meet **;

provided, that the failure or default in any case is not cured within the ninety
--------
(90) day notice period. In the event Schering fails to meet the ** in any or all non-Major Market countries in the EEA, then Schering's rights to the Agreement Product shall be converted into semi-exclusive status in that country, as set forth in Section 4.4(b). In the event Schering fails to meet the ** in any of the Major Market countries, Sequus shall be entitled to terminate this Agreement in that country. If Sequus so terminates this Agreement, Sequus agrees that in selling the Agreement Product itself or through an agent or Affiliate, it shall operate so as to control the principal elements of such business. Furthermore, Sequus shall conduct such business, or cause it to be conducted, so as not to harm the remaining business of Schering in the Territory, as contemplated by this Agreement.

               (b) Schering shall have the right to terminate this Agreement upon giving ninety (90) days prior written notice to Sequus in the event that in Schering's sole reasonable judgment:

                    (i) An unacceptable level of toxicity (clinical or non-clinical) is associated with the Agreement Product; or

                   (ii) The results of the ** Phase II clinical trials planned by the JDT and conducted by either Schering or Sequus do not support timely follow-on Phase III clinical trials; or

                  (iii) One or more Phase III clinical trials demonstrate a substantially different safety or efficacy profile than that anticipated at the time of the Effective Date such that it would not be ** to Schering to market and sell Agreement Product in the Major Market countries of the Territory; or

                   (iv) After completion of all the clinical studies described in the events and criteria on Schedule E, there has not been a health registration dossier filed for at least one (1) solid tumor indication in the EU within ** after completion of such studies; or

                    (v) There is (A) ** that materially and adversely impacts development or marketing of the Agreement Product in any Major Market country or (B) ** and there is commercialization of a generic or alternative product that materially and adversely impacts sales of the Agreement Product in any Major Market country;

provided, that the failure or default in any case is not cured within the ninety
--------
(90) day notice period.

               (c) In the event the ** the development, manufacture, use or sale of the Agreement Product as contemplated by this Agreement, Schering may thereafter provide written notice to Sequus requesting that the parties discuss the ** the rights, obligations and economic and business interests of the parties under this Agreement and **. Such discussions shall begin as soon as practicable after such written notice is provided to Sequus and shall continue for up to ninety (90) days after such written notice is provided to Sequus. After the expiration of such ninety (90) day period Schering, in its sole reasonable judgment, shall have the right to terminate this Agreement upon giving Sequus ninety (90) days prior written notice, provided, however, that during such
                                       --------  -------
ninety (90) day notice period, Sequus has not ** the development, manufacture, use and sale of the Agreement Product as contemplated by this Agreement. As of the date that Schering provides such notice of termination to Sequus, Schering's obligations to make the payments required or permitted under Sections 3.7, 3.11,
7.8 and 7.9 hereof and Schering's obligations with respect to the development, registration, marketing and sale of the Agreement Product **. Further, as of the date that Schering provides such notice of termination to Sequus, Schering may, in its sole discretion, suspend its obligations set forth in Section 3.8 to conduct the **, in Section 4.1 to file and use reasonably diligent efforts to obtain, secure and maintain Governmental Permits, in Section 4.4 to obtain necessary pricing and reimbursement approvals, and/or in Article V to diligently distribute, market, promote and sell the Agreement Product. Should Sequus ** the development, manufacture, use and sale of the Agreement Product as contemplated by this Agreement prior to the termination of this Agreement then at the end of the additional ninety (90) day notice period, the Agreement shall continue in full force and effect and any obligations of Schering suspended hereunder shall resume as of the date that Sequus provides Schering a copy of ** documentation, in a form reasonably acceptable to Schering, **. Any payments that would have otherwise been made by Schering, but for the suspension of the obligations hereunder, shall be made within ten (10) business days thereafter.

          12.3 Change of Control of Affiliates and Designated Subdistributors.
               --------------------------------------------------------------

     Schering's right to designate and cause any Schering Affiliate or Designated Subdistributor to distribute, market and sell ** the Agreement Product in a particular country or countries in the Territory, and such Schering Affiliate's or Designated Subdistributor's rights to so distribute, market, sell ** shall terminate, at Sequus' option, in the case of a Schering Affiliate in the event of a sale or other transfer of the controlling interest in such Affiliate by Schering to a third party; and in the case of a Designated Subdistributor in the event of a change of ownership or control of such Designated Subdistributor. The sale or other transfer of a "controlling interest" or a "change of ownership or control" shall mean a sale or other transfer of fifty percent (50%) or more of the voting interest in, or a fifty percent (50%) or more interest in the income or such other sale or other transfer as, in fact, constitutes the sale or other transfer of actual control. Sequus' right to terminate this Agreement granted in this Section 12.3 shall itself terminate one (1) year from the date of such "change of ownership or control".

          12.4 Change of Control of a Party.  In the event of a sale or other
               ----------------------------
transfer of the controlling interest in either party to a third party or a change of ownership or control of either party, or in the event of a sale or other transfer of the controlling interest in, or a change of ownership or control of, any corporation or other entity having direct or indirect ownership of either party or a direct or indirect controlling interest in either party, the successor entity shall assume and be bound by all of the provisions of this Agreement and shall perform all of the obligations hereunder and have all of the benefits and rights hereunder. The sale or other transfer of a "controlling interest" or a "change of ownership or control" shall mean a sale or other transfer of fifty percent (50%) or more of the voting interest in, or a fifty percent (50%) or more interest in, the income or such other sale or other transfer as, in fact constitutes the sale or other transfer of actual control.

          12.5 Breach.  Either party shall have the right to terminate this
               ------
Agreement if the other party commits a material breach of this Agreement and continues in default for more than ninety (90) days after receiving written notice of such default from the non-defaulting party, such termination to be effective only upon failure by the defaulting party to cure such default within such ninety (90) day period; provided, however, that it shall not be a material
                     --------  -------
breach of this Agreement and Sequus shall not be in default of this Agreement if Sequus fails to **.

          12.6 No Release.  Termination of this Agreement shall not operate to
               ----------
release any party from any obligation or liability incurred under the terms of this Agreement prior to or upon termination hereof.

          12.7 Bankruptcy.  This Agreement may be terminated at the option of
               ----------
either party upon written notice to the other party, if such other party is adjudged bankrupt, files or has filed against it any petition under any bankruptcy, insolvency or similar law, which petition is not dismissed within sixty (60) days, has a receiver appointed for its business or property, or makes a general assignment for the benefit of its creditors. Such termination shall be made effective the date notice of termination is given.

          12.8 Failure to Make Payments.  Sequus shall also have the right to
               ------------------------
terminate this Agreement if, except as provided in Section 8.7 hereof, Schering fails to make any payment due hereunder within the time provided therefor and continues in default for more than thirty (30) days after receiving written notice from Sequus that such payment had not been made within the time provided therefor, such termination to be effective upon further written notice to Schering after failure by Schering to cure such default.

          12.9 Obligations After Termination.
               -----------------------------

               (a) Upon termination of this Agreement, and notwithstanding
Section 12.9(b) below, Schering will be allowed, for a reasonable period thereafter (to be agreed upon by both parties in writing, but if no such agreement is reached, such period shall not be in excess of ** months), to continue selling the Agreement Product in order to dispose of Schering's inventory of Agreement Product. During such period, the Agreement Product shall be sold on terms and conditions not materially different than that for Agreement Product sold in the prior year in each country of the Territory, and Schering shall not take any action or fail to take any action that would detrimentally affect continued marketing, sale or distribution of the Agreement Product by Sequus or on Sequus' behalf by third parties. After the expiration of such period, Schering may not sell any of such inventory. Prior to the expiration of such period, or thereafter if Schering and Sequus agree in writing, Sequus may repurchase all or part of such inventory from Schering. If Sequus does so repurchase any of such inventory, such repurchase shall be made at Schering's cost therefor, provided, that such
                                                           --------
inventory is unused and suitable for resale.

               (b) The provisions of Sections 12.9(b)(i) and 12.9(b)(ii) shall apply in the event of expiry or termination of this Agreement and on a country-by-country basis in the event of termination of this Agreement in respect of any country within the Territory:

                   (i) Schering shall, at Sequus' request, promptly deliver or cause its designated third parties and Affiliates to deliver to Sequus or its nominee all material scientific or technical data furnished by Sequus to Schering pursuant to this Agreement and relating to the Agreement Product, pursuant to the terms of
                          Section 11.2, and Schering shall not thereafter make any use thereof as long as disclosure of same would have been prohibited under Article XI hereof.

                  (ii) Schering shall immediately assign or cause its designated third parties and Affiliates to assign or otherwise transfer to Sequus or Sequus' nominee, (x) all rights in and to any trademarks and registrations thereof, other than any security interest Schering holds in such trademarks and registrations (upon termination of this Agreement, the disposition of such security interest rights shall be governed by the Security Agreement entered into by the parties pursuant to Section 10.8), which may be held by Schering or any Schering Affiliate and used in the marketing or sale of the Agreement Product, including, without limitation, the trademark KAYLIX(R), assigned to Schering from Ciba-Geigy Corporation; (y) all right, title and interest in and to all Governmental Permits, as and when required by and subject to the provisions of Section 4.1(g) and other rights pertaining to the Agreement Product; and (z) shall cooperate with Sequus or Sequus' nominee in procuring the cancellation of any registration of Schering as a Registered User of any Trademark insofar as such trademark relates to the Agreement Product, and shall immediately cease to use any trademark transferred to Sequus or its nominee pursuant to subparagraph (x) of this Section 12.9(b)(ii) or in respect of which a registration has been canceled under this subsection
                          (z), provided, however, that Schering shall be
                               --------  -------
                          permitted to use the Trademark under the terms and conditions of Section 12.9(a).

               (c) Schering shall thereafter have no further rights with respect to the Agreement Product, provided, however, in the event that, upon termination
                          --------  -------
of this Agreement, Schering is not required, pursuant to Section 4.1(g), to assign to Sequus all right, title and interest in and to the Governmental Permits, Schering shall thereafter be free to assign, license or grant to third parties rights in or to such Governmental Permits without the prior written consent of Sequus.

          12.10     Conduct of Business in Anticipation of Termination.
                    --------------------------------------------------

     Except as Sequus may otherwise consent to in writing, if Schering anticipates termination of this Agreement in its entirety or on a country basis, either by formal notice thereof received from Sequus or otherwise, Schering, it Affiliates and Designated Subdistributors shall distribute, market and sell the Agreement Product, in accordance with the regular and ordinary manner that Schering, its Affiliates and Designated Subdistributors had conducted such activities prior to such anticipation, using their commercially reasonable efforts to maintain distribution and selling channels and relationships with customers and others connected to the distribution, marketing or sale of the Agreement Product, and, without the prior written approval of Sequus, shall not sell more than one hundred and ten percent (110%) of the prior six (6) months' sales of Agreement Product on a country-by-country basis.

                        XIII.  ASSIGNMENT OR DELEGATION
                        -------------------------------

          13.1 Assignment.  Either party may at its sole discretion and without
               ----------
approval by the other party:

               (a) assign this Agreement or transfer its interest or any part thereof under this Agreement to any of its Affiliates, or

               (b) designate and cause any of its Affiliates to perform all or part of its obligations hereunder, or to have the benefit of all or part of its rights hereunder.

     In the event of any such assignment, transfer or designation, the assignee, transferee or designee Affiliate shall assume and be bound by the provisions of this Agreement and the assignor or transferor shall guarantee the performance and obligations of the assignee, transferee, or designee Affiliate under this Agreement.

          13.2      Successors and Assigns.  This Agreement shall be otherwise
                    ----------------------
assignable (except to the limited extent provided in Section 13.1 above) only with the prior consent in writing of the other party hereto. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the successors or assigns of Schering or Sequus, respectively, provided, that any
                                                           --------
such successor or assign shall have acquired all or substantially all of the stock or assets of its predecessor by events including, but not limited to, reorganization, incorporation, merger, consolidation or purchase.

                      XIV.  GOVERNING LAW AND ARBITRATION
                      -----------------------------------

          14.1 Governing Law.  This Agreement shall be governed by and
               -------------
interpreted exclusively in accordance with the laws of the State of California, U.S.A. (regardless of its, or any other jurisdiction's choice of law principles).

          14.2 Arbitration.  The Parties recognize that a bona fide dispute as
               -----------
to certain matters may from time to time arise during the term of this Agreement. In the event of the occurrence of such a dispute (except for a deadlock in a matter being considered by the JDT, the resolution of which shall be accomplished in accordance with the provisions of Section 3.4 hereof) either party may, by written notice to the other party, have such dispute referred to their respective officers (designated below) or their successors for attempted resolution by good faith negotiations within thirty (30) calendar days after such notice is received. Said designated officers are as follows:

     For Schering:      Vice President of Global Marketing
     For Sequus:        Chief Executive Officer of Sequus

In the event the designated officers are not able to resolve such dispute through good faith negotiations within such thirty (30) calendar day period, either party may invoke the provisions of Schedule C, Part II at any time within thirty (30) calendar days following the end of such thirty (30) calendar day period.

                              XV.  FORCE MAJEURE
                              ------------------

     Neither party hereto shall be liable in damages for, nor shall this Agreement be terminable or cancelable by reason of, any delay or default in such party's performance hereunder if such default or delay is caused by events beyond such party's reasonable control including, but not limited to, acts of God, regulation or law or other action of any government or agency thereof, war or insurrection, civil commotion, destruction or damage of production facilities or materials by earthquake, fire, flood or storm, labor disturbances, epidemic, or failure of suppliers, public utilities or common carriers. Each party agrees to employ all reasonable efforts toward resumption of its performance hereunder if such performance is delayed or interrupted by reason of force majeure.

                         XVI.  INDEPENDENT CONTRACTOR
                         ----------------------------

     Both parties shall act solely as independent contractors, and nothing in this Agreement shall be construed to create a partnership or joint venture, nor shall either party have the power or authority to act for, bind or commit the other party. Accordingly, neither party shall, without the other party's prior written consent, use the other party's name on its stationery, advertising, or the like in a manner that might suggest that the other party is its agent, or make quotations or write letters under the name or on behalf of the other party.

                               XVII.  ACCOUNTING
                               -----------------

          17.1 Audit of Schering.  Schering agrees to keep accurate records,
               -----------------
and to cause its Affiliates and Designated Subdistributors to keep accurate records on a country-by-country basis, in at least as much detail as it does for its own similar products, all of which records shall be retained at a single location of Schering or an Affiliate thereof, of Net Sales and units of Agreement Product sold, and such other information as may be necessary to verify the payments due under Article
VII. Sequus shall be entitled to have an independent certified public or chartered accounting firm, designated by Sequus and reasonably acceptable to Schering, examine Schering's pertinent financial books and records at the single location or where the underlying records are kept which records cover the three
(3) year period immediately preceding the audit, during regular business hours on at least ten (10) day prior notice and not later than forty-five (45) days after such notice is sent to Schering, but not more than once a year, in order to verify the payments due under this Agreement. The fees and expenses of such certified public or chartered accounting firm performing such verification shall be borne by Sequus. Schering shall be entitled to require the auditor conducting the audit to sign a confidentiality agreement having reasonable and customary terms of the trade prior to such auditor being given access to Schering's records. Such accounting firm shall provide a report to Sequus indicating only whether reports and payments made by Schering to Sequus are, in fact, accurate; no other information observed or obtained by such accounting firm shall be disclosed to Sequus except where disclosure of such information is necessary to support the finding of any discrepancies in the reports and payments made by Schering.

          17.2 Audit of Sequus.  Sequus agrees to keep accurate records to
               ---------------
substantiate its Fully Absorbed Manufacturing Costs, which records shall be retained at a single location of Sequus, and such other information as may be necessary to verify the calculation of Fully Absorbed Manufacturing Costs hereunder, and to allow an independent certified public or chartered accounting firm, designated by Schering and reasonably acceptable to Sequus, to examine its pertinent financial books and records covering the three (3) year period immediately preceding the audit, during regular business hours at Sequus' place of business on at least ten (10) day prior notice and not later than forty-five
(45) days after such notice is sent to Sequus, but not more than once a year, in order to verify the cost calculations pertinent to this Agreement. The fees and expenses of such certified public or chartered accounting firm performing such verification shall be borne by Schering. Sequus shall be entitled to require the auditor conducting the audit to sign a confidentiality agreement having reasonable and customary terms of the trade prior to such auditor being given access to Sequus' records. Such accounting firm shall provide a report to Schering indicating only whether calculations made with respect to FAMC by Sequus are, in fact, accurate; no other information observed or obtained by such accounting firm shall be disclosed to Schering except where disclosure of such information is necessary to support the finding of any discrepancies in the calculations made by Sequus.

                                XVIII.  SAFETY
                                --------------

          18.1 Communications.  Schering shall regularly inform Sequus of any
               --------------
information it obtains regarding the safety of the

Agreement Product. Further, without charge to Schering, Sequus shall keep Schering informed as to information Sequus obtains relating to the safety of the Agreement Product.

          18.2 Adverse Events.
               --------------

               (a) Each party will notify the other promptly in the case of all "Adverse Events" in accordance with the provisions set forth in Schedule G.

                                 XIX.  NOTICES
                                 -------------

          19.1 Timing and Addresses for Notices.
               --------------------------------

               (a) Any notice, payment, reports, or other correspondence (hereinafter collectively referred to as "Correspondence") required or permitted to be given hereunder shall be mailed, postage prepaid, delivered by hand or sent by express delivery service or certified mail, postage prepaid, or by facsimile with written certification by mail to the party to whom such Correspondence is required or permitted to be given hereunder. If mailed, any such Correspondence shall be sent certified mail, return receipt requested. If delivered by hand, express delivery service, certified mail or facsimile, any such correspondence shall be deemed to have been given when received by the party to whom such correspondence is given, as evidenced by written and dated receipt of the receiving party. It is understood and agreed that in the event of a threatened or actual disruption of postal service in the country in which the party to be notified is located, the party giving notice shall not use the postal service of such country for the purpose of giving any notice hereunder.

               (b) All correspondence to Schering shall be addressed as follows:


               Schering-Plough Ltd.
               Toepferstrasse 9
               CH-6004 Lucerne
               Switzerland

               Attention:  President
               FAX:  41-41-4181626

               with a copy to:
               Schering Corporation
               2000 Galloping Hill Road
               Kenilworth, New Jersey  07033

               Attention:  Vice President, Business Development
               FAX:  (908) 298-5379

               and

               Schering Corporation
               2000 Galloping Hill Road
               Kenilworth, New Jersey  07033

               Attention:  Legal Director, Licensing
               FAX:  (908) 298-2739

          (c) All correspondence to Sequus shall be addressed as follows:

               Sequus Pharmaceuticals, Inc.
               960 Hamilton Court
               Menlo Park, California 94025

               Attention: Scott Minick, President & COO
               FAX:  (415) 617-3069

               With a copy to:

               Heller Ehrman White & McAuliffe
               525 University Avenue
               Palo Alto, California 94301-1900

               Attention:  Neil Flanzraich
               FAX:  (415) 324-6038

                     XX.  SEVERABILITY AND ENFORCEABILITY
                     ------------------------------------

          20.1 Separability and Enforcement.
               ----------------------------

               (a) Should any part or provision of this Agreement be held unenforceable or in conflict with the applicable laws or regulations of any jurisdiction, the invalid or unenforceable part or provision shall be replaced with a provision which accomplishes, to the extent possible, the original business purpose and economic benefit of such part or provision in a valid and enforceable manner, and the remainder of this Agreement shall remain binding upon the parties hereto.

               (b) Nothing in this Agreement is intended to nor shall it have the effect of excluding, modifying or restricting any right or remedy available under any relevant law which, by virtue of any such law, cannot be excluded, modified or restricted.

                                 XXI.  EXPORT
                                 ------------

     This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States of America which may be imposed upon or related to Sequus or Schering from time to time by the government of the United States of America. Furthermore, each party agree that it will not export, directly or indirectly, any technical information or products using such technical information to any country for which the United States government or any agency thereof at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the Department of Commerce or other agency of the United States government when required by an applicable statute or regulation. If at any time there is a restriction on export of Agreement Product that would materially affect Sequus' ability to supply Schering's Requirements of Agreement Product, the parties shall meet to discuss the establishment of a second source of supply outside of the United States.

                     XXII.  REPRESENTATIONS AND WARRANTIES
                     -------------------------------------

          22.1 Representations and Warranties of Each Party.  Each of Schering
               --------------------------------------------
and Sequus represents and warrants to the other that:

               (a) It is a corporation duly organized and validly existing under the laws of the state or other jurisdiction of incorporation or formation;

               (b) The execution, delivery and performance of this Agreement by it has been duly authorized by all requisite corporate action, subject only to receipt of requisite Board of Directors Approval and no payment shall be made to Sequus prior to receipt of such Board of Directors Approval;

               (c) It has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

               (d) The execution, delivery and performance by it of this Agreement and its compliance with the terms and provisions hereof does not and will not conflict with or result in a breach of any of the terms and provisions of or constitute a default under (i) a loan agreement, guaranty, financing agreement, agreement affecting a product, including, without limitations, the Agreement Product, or other agreement or instrument binding or affecting it or its property; (ii) the provisions of its charter documents or by-laws; or (iii) any order, writ, injunction or decree of any court or governmental authority entered against it or by which any of its property is bound;

               (e) Except for the governmental and regulatory approvals required to market the Agreement Product in the Territory, the execution, delivery and performance of this Agreement by it does not require the consent, approval or authorization of, or notice, declaration, filing or registration with, any governmental or regulatory authority and the execution, delivery or performance of this Agreement will not violate any law, rule or regulation applicable to it;

               (f) This Agreement has been duly authorized, executed and delivered and constitutes such party's legal, valid and binding obligation enforceable against it in accordance with its terms subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to the availability of particular remedies under general equity principles;

               (g) It shall comply with all applicable laws and regulations relating to its activities under this Agreement; and

               (h) There are currently not in effect any such agreements and after the Effective Date it shall not enter into any oral or written agreement or arrangement that would be inconsistent with its obligations under this Agreement.

          22.2      Sequus' Representations.  Sequus represents and warrants to
                    -----------------------
Schering that:

               (a) It owns or has sufficient rights in and to the Know-how, the Agreement Product and the Trademarks, free and clear of any liens or encumbrances, to grant the rights to Schering as contained in this Agreement;

               (b) As of the Effective Date, the Trademarks are valid and subsisting and it has not received any notice that the Trademarks infringe the rights of any third party and that all notices received by Sequus after the Effective Date shall be communicated to Schering;

               (c) During the term of this Agreement it will use diligent efforts not to diminish the rights under its Know-how and Trademarks granted to Schering hereunder, including without limitation, by not committing or permitting any actions or omissions which would cause the breach of any agreements between itself and third parties which provide for intellectual property rights applicable to the manufacture, use or sale of Agreement Product. Sequus agrees to provide Schering promptly with notice of any such alleged breach. As of the Effective Date, it is in compliance in all material respects with any such agreements with third parties;

               (d) Except as provided for in this Agreement and as set forth in Schedule H, or as mutually agreed by the parties, there shall be no distributorship agreements, marketing arrangements or similar agreements within thirty (30) days of the Effective Date whereby Sequus, an Affiliate, a designee or a third party is selling Agreement Product in the Territory or whereby Sequus has authorized third parties to make, sell, distribute or supply the Agreement Product in the Territory;

               (e) As soon as practicable following the Effective Date, Sequus shall terminate or allow to expire (and not modify or amend to extend or renew, where applicable) **, including, but not limited to, ** which relate to the distribution of the Agreement Product in the Territory; provided, however, that in no event shall Sequus be obligated to
               --------  -------
undertake any action that would constitute a **;

               (f) As of the Effective Date, it is not aware of any existing third party trademark, trade name or other intellectual property rights (with the exception of the trademark KAYLIX(R), assigned to Schering by Ciba-Geigy Corporation) that might be infringed by the import, distribution, marketing, use or sale of the Agreement Product in the Territory under the Sequus Trademark or through the use of the Sequus name;

               (g) Data summaries provided to Schering by Sequus prior to the Effective Date relating to the clinical trials of the Product, taken as a whole, accurately represent the underlying raw data;

               (h) Sequus has provided to Schering a summary of all adverse events known to Sequus as of the Effective Date relating to the Agreement Product;

               (i) Sequus is aware of and has reviewed a number of United States foreign patents in the liposome field belonging to third parties. Where appropriate, Sequus has obtained opinions from its outside patent counsel on issues of patent infringement and/or validity relating to such patents. Based on these opinions, and on additional analysis carried out by Sequus' in-house and outside patent counsels, Sequus does not believe that the Agreement Product infringes any valid claims of any third-party United States or foreign patents; and

               (j) At the time of delivery of the Agreement Product at the D.D.U. point of delivery for the Agreement Product it shall (i) have been manufactured in accordance with cGMPs and applicable governmental requirements and (ii) meet the specifications as set forth in Schedule A and the applicable marketing authorization(s).

          22.3 Continuing Representations.  The representations and warranties
               --------------------------
of each party contained in Sections 22.1 and 22.2 shall survive the execution of this Agreement and shall remain true and correct after the date hereof with the same effect as if made as of the date hereof.

          22.4 Sequus' Undertakings.
               --------------------

               (a) In recognition of Sequus' obligations under the Eriphyle Agreement, Sequus shall have the right to sell to its third party distributor under the Eriphyle Agreement that quantity of Agreement Product required in Sequus' reasonable judgment for sale for use in the territory encompassed by the Eriphyle Agreement; provided, however, that Sequus shall not sell the Agreement
                    --------  -------
Product to any third party that could reasonably be expected to resell the Agreement Product outside the territory encompassed by the Eriphyle Agreement.

               (b) Sequus shall provide to Schering a sales report on a quarterly basis showing all sales and all units shipped of Agreement Product by Sequus pursuant to the Tecnofarma Agreement and the Eriphyle Agreement during the preceding quarter.

               (c) Sequus agrees to use reasonable business efforts to ensure that Agreement Product sold to Tecnofarma and Eriphyle are only sold in those countries specified in their respective

Agreements ("Sequus Distributor Territory"). In the event that Schering demonstrates, or Sequus otherwise discovers, sales of such product in countries outside the Sequus Distributor Territory, then Sequus agrees to take all reasonable steps to prevent further such sales outside the Sequus Distributor Territory. In the event that Sequus and/or Schering find repeated, material sales of Agreement Product sold to Tecnofarma or Eriphyle outside the Sequus Distributor Territory, then Sequus will use such remedies available under those Agreements, including but not limited to termination, to halt such sales. Nothing herein shall cause Sequus to breach any provisions of the Tecnofarma or Eriphyle Agreements.

                               XXIII.  SURVIVAL
                               ----------------

          23.1 Sections Which Survive.  The provisions of Sections 7.4, 7.6,
               ----------------------
7.7, 8.1, 8.2, 8.5 and 10.7, Article XI, Section 12.9, Article XIV and Article XXVII shall survive the termination or expiration of this Agreement (as the case may be) and shall remain in full force and effect.

          23.2 Section Which Do Not Survive.  The provisions of this Agreement
               ----------------------------
which do not survive termination or expiration hereof (as the case may be) shall, nonetheless, be controlling on, and shall be used in construing and interpreting the rights and obligations of the parties hereto with regard to any dispute, controversy or claim which may arise under, out of, in connection with, or relating to this Agreement.

                                XXIV.  CAPTIONS
                                ---------------

     The captions of this Agreement are solely for the convenience of reference and shall not affect its interpretation.

                               XXV.  NON-WAIVER
                               ----------------

     No failure or delay on the part of either party in exercising any right hereunder will operate as a waiver of, or impair, any such right. No single or partial exercise of any such right will preclude any other or further exercise thereof or the exercise of any other right. No waiver of any such right will be deemed a waiver of any other right hereunder.

                            XXVI.  FURTHER ACTIONS
                            ----------------------

     Each party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

                           XXVII.  ENTIRE AGREEMENT
                           ------------------------

     This Agreement, including any Schedules and documents delivered contemporaneously herewith relating to this Agreement, represent the entire understanding as of the Effective Date hereof between the parties with respect to the subject matter hereof, which subject matter is the supply by Sequus to Schering and the distribution by Schering of the Agreement Product in the Territory, and except for the letter dated July 17, 1996, supersedes all prior agreements, negotiations, understandings, representations, statements, letters and writings between the parties relating thereto and the Confidentiality Agreement between the parties dated May 13, 1994. No modification, alteration, waiver or change in any of the terms of this

Agreement shall be valid or binding upon the parties hereto unless made in writing and duly executed and delivered on behalf of each of the parties hereto.

     IN WITNESS WHEREOF, this Agreement has been executed by the duly authorized representatives of the parties.

SCHERING-PLOUGH LTD.                  SEQUUS PHARMACEUTICALS, INC.


By:                                   By:
   -----------------------               -----------------------

Title:                                Title:
      --------------------                  --------------------
Date:                                 Date:
     ---------------------                 ---------------------

                                                                      Schedule A
                                                                     Page 1 of 2


                                  SCHEDULE A
                                  ----------

                    Agreement Product Release Specification


 Test     Method   Specification
-------   ------   -------------
**        **       **
**        **       **
**        **       **
**        **       **
**        **       **
**        **       **
**        **       **
**        **       **
**        **       **
**        **       **
**        **       **
**        **       **
**        **       **
**        **       **
**        **       **
**        **       **


                                                                      Schedule A
                                                                     Page 2 of 2


                                  SCHEDULE A
                                  ----------

                  Agreement Product Shelf-Life Specification


 Test     Method   Specification
-------   ------   -------------
**        **       **
**        **       **
**        **       **
**        **       **
**        **       **
**        **       **
**        **       **
**        **       **
**        **       **
**        **       **
**        **       **
**        **       **
**        **       **
**        **       **
**        **       **
**        **       **


                                   SCHEDULE B
                                   ----------

                               SEQUUS TRADEMARKS

                                August 26, 1996

====================================================================================
MARK                   COUNTRY           MATTER    POWER   CLASS   COMMENTS
------------------------------------------------------------------------------------
CAELYX
------------------------------------------------------------------------------------
CAELYX                 ARGENTINA         SEQ-326             5     INSTRUCTED
SN:
DATE:
------------------------------------------------------------------------------------
CAELYX                 AUSTRALIA         SEQ-324             5     PENDING PRIOR TO
SN:                                                                EXAMINATION
DATE:
------------------------------------------------------------------------------------
CAELYX                 AUSTRIA           SEQ-309             5     REGISTERED
SN:  164.853
DATE:  6/24/96
------------------------------------------------------------------------------------
CAELYX                 BELARUS           SEQ-327             5     INSTRUCTED
SN:
DATE:
------------------------------------------------------------------------------------
CAELYX                 BENELUX           SEQ-310             5     PENDING PRIOR TO
SN:  865513                                                        EXAMINATION
DATE:  2/16/96
------------------------------------------------------------------------------------
CAELYX                 BOLIVIA           SEQ-328             5     INSTRUCTED
SN:
DATE:
------------------------------------------------------------------------------------
CAELYX                 BRAZIL            SEQ-329             5     INSTRUCTED
SN:
DATE:
------------------------------------------------------------------------------------
CAELYX                 BULGARIA          SEQ-330             5     PENDING PRIOR TO
SN:  35528                                                         EXAMINATION
DATE:  6/24/96
------------------------------------------------------------------------------------

====================================================================================
MARK                   COUNTRY           MATTER    POWER   CLASS   COMMENTS
------------------------------------------------------------------------------------
CAELYX                 CHILE             SEQ-331             5     INSTRUCTED
SN:
DATE:
------------------------------------------------------------------------------------
CAELYX                 CHINA             SEQ-332             5     INSTRUCTED
SN:
DATE:
------------------------------------------------------------------------------------
CAELYX                 COLOMBIA          SEQ-333             5     INSTRUCTED
SN:
DATE:
------------------------------------------------------------------------------------
CAELYX                 COSTA RICA        SEQ-334             5     INSTRUCTED
SN:
DATE:
------------------------------------------------------------------------------------
CAELYX                 CZECH REPUBLIC    SEQ-335             5     PENDING PRIOR TO
SN:  113012                                                        EXAMINATION
DATE:  7/12/96
------------------------------------------------------------------------------------
CAELYX                 DENMARK           SEQ-311             5     PENDING PRIOR TO
SN:  VA 01.135                                                     EXAMINATION
 1996
DATE:  2/19/96
------------------------------------------------------------------------------------
CAELYX                 DOMINICAN         SEQ-336             5     INSTRUCTED
SN:                    REPUBLIC
DATE:
------------------------------------------------------------------------------------
CAELYX                 ECUADOR           SEQ-337             5     INSTRUCTED
SN:
DATE:
------------------------------------------------------------------------------------
CAELYX                 EL SALVADOR       SEQ-338             5     INSTRUCTED
SN:
DATE:
------------------------------------------------------------------------------------
CAELYX                 EGYPT             SEQ-339             5     INSTRUCTED
SN:
DATE:
------------------------------------------------------------------------------------

====================================================================================
MARK                   COUNTRY           MATTER    POWER   CLASS   COMMENTS
------------------------------------------------------------------------------------
CAELYX                 ESTONIA           SEQ-340             5     PENDING PRIOR TO
SN:  01408                                                         EXAMINATION
DATE:  7/4/96
------------------------------------------------------------------------------------
CAELYX                 FINLAND           SEQ-312             5     PENDING PRIOR TO
SN:  840/96                                                        EXAMINATION
DATE:  2/16/96
------------------------------------------------------------------------------------
CAELYX                 FRANCE            SEQ-313             5     PENDING PRIOR TO
SN:  96611229                                                      EXAMINATION
DATE:  2/16/96
------------------------------------------------------------------------------------
CAELYX                 GEORGIA           SEQ-341             5     INSTRUCTED AS.
SN:
DATE:
------------------------------------------------------------------------------------
CAELYX                 GERMANY           SEQ-314             5    PENDING PRIOR TO
SN:  396 07 719.6                                                 EXAMINATION
DATE:  2/20/96
------------------------------------------------------------------------------------
CAELYX                 GREECE            SEQ-315             5    PENDING PRIOR TO
SN:  128390                                                       EXAMINATION
DATE:  2/19/96
------------------------------------------------------------------------------------
CAELYX                 GUATEMALA         SEQ-342             5    INSTRUCTED
SN:
DATE:
------------------------------------------------------------------------------------
CAELYX                 HONDURAS          SEQ-343             5    INSTRUCTED
SN:
DATE:
------------------------------------------------------------------------------------
CAELYX                 HONG KONG         SEQ-344             5    PENDING PRIOR TO
SN:  6816/96                                                      EXAMINATION
DATE:  6/5/96
------------------------------------------------------------------------------------
CAELYX                 HUNGARY           SEQ-345             5    PENDING PRIOR TO
SN:  M 96 02001                                                   EXAMINATION
DATE:  6/21/96
------------------------------------------------------------------------------------

====================================================================================
MARK                   COUNTRY           MATTER    POWER   CLASS   COMMENTS
------------------------------------------------------------------------------------
CAELYX                 INDIA             SEQ-346             5     PENDING PRIOR TO
SN:                                                                EXAMINATION
DATE:
------------------------------------------------------------------------------------
CAELYX                 INDONESIA         SEQ-347             5     PENDING PRIOR TO
SN:  D96-10813                                                     EXAMINATION
DATE:  5/28/96
------------------------------------------------------------------------------------
CAELYX                 IRELAND           SEQ-316             5     PENDING PRIOR TO
SN:  96/1254                                                       EXAMINATION
DATE:  2/16/96
------------------------------------------------------------------------------------
CAELYX                 ITALY             SEQ-317             5     PENDING PRIOR TO
SN:  RM96C00866                                                    EXAMINATION
DATE:  2/21/96
------------------------------------------------------------------------------------
CAELYX                 KOREA             SEQ-349             5     PENDING PRIOR TO
SN:  1996-18441                                                    EXAMINATION
DATE:  5/7/96
------------------------------------------------------------------------------------
CAELYX                 KUWAIT            SEQ-350             5     INSTRUCTED
SN:
DATE:
------------------------------------------------------------------------------------
CAELYX                 LATVIA            SEQ-351             5     PENDING PRIOR TO
SN:  M-96-1059                                                     EXAMINATION
DATE:  7/3/96
------------------------------------------------------------------------------------
CAELYX                 LEBANON           SEQ-352             5     AWAITING
SN:                                                                REGISTRATION;
DATE:  7/9/96                                                      CERTIFICATE WILL NOT
                                                                   ISSUE UNTIL 1999
------------------------------------------------------------------------------------
CAELYX                 LITHUANIA         SEQ-353             5       PENDING
SN:  96-1602
DATE:  7/2/96
------------------------------------------------------------------------------------
CAELYX                 MALAYSIA          SEQ-354             5       INSTRUCTED AS.
SN:
DATE:
------------------------------------------------------------------------------------

====================================================================================
MARK                   COUNTRY           MATTER    POWER   CLASS   COMMENTS
------------------------------------------------------------------------------------
CAELYX                 MEXICO            SEQ-355             5   INSTRUCTED
SN:
DATE:
-----------------------------------------------------------------------------------
CAELYX                 NEW ZEALAND       SEQ-323             5     PENDING PRIOR TO
SN: 259789                                                         EXAMINATION
DATE:  3/12/96
------------------------------------------------------------------------------------
CAELYX                 NICARAGUA         SEQ-356             5     INSTRUCTED
SN:
DATE:
------------------------------------------------------------------------------------
CAELYX                 NORWAY            SEQ-357             5     PENDING PRIOR TO
SN:  963807                                                        EXAMINATION
DATE:  6/20/96
------------------------------------------------------------------------------------
CAELYX                 PANAMA            SEQ-358             5     INSTRUCTED
SN:
DATE:
------------------------------------------------------------------------------------
CAELYX                 PARAGUAY          SEQ-359             5     INSTRUCTED
SN:
DATE:
------------------------------------------------------------------------------------
CAELYX                 PERU              SEQ-360             5     INSTRUCTED
SN:
DATE:
------------------------------------------------------------------------------------
CAELYX                 PHILIPPINES       SEQ-361             5     INSTRUCTED
SN:
DATE:
------------------------------------------------------------------------------------
CAELYX                 POLAND            SEQ-362             5     PENDING PRIOR TO
SN:  Z-161 241                                                     EXAMINATION
DATE:  6/21/96
------------------------------------------------------------------------------------
CAELYX                 PORTUGAL          SEQ-318             5     PUBLISHED 5/31/96;
SN:  315576                                                        2 MO. OPPN. PERIOD
DATE:  2/23/96
------------------------------------------------------------------------------------

====================================================================================
MARK                   COUNTRY           MATTER    POWER   CLASS   COMMENTS
------------------------------------------------------------------------------------
CAELYX                 ROMANIA           SEQ-363             5     INSTRUCTED AS.
SN:
DATE:
------------------------------------------------------------------------------------
CAELYX                 RUSSIA            SEQ-364             5     INSTRUCTED AS.
SN:
DATE:
------------------------------------------------------------------------------------
CAELYX                 SAUDI ARABIA      SEQ-365             5     INSTRUCTED
SN:
DATE:
------------------------------------------------------------------------------------
CAELYX                 SINGAPORE         SEQ-366             5     PENDING PRIOR TO
SN:  4672/96                                                       EXAMINATION
DATE:  5/9/96
------------------------------------------------------------------------------------
CAELYX                 SLOVAK REPUBLIC   SEQ-367             5     PENDING PRIOR TO
SN:  1685-96                                                       EXAMINATION
DATE:  6/25/96
----------------------------------------------------------------------------------
CAELYX                 SLOVENIA          SEQ-368             5     PENDING PRIOR TO
SN:  Z-9670872                                                     EXAMINATION
DATE:  6/26/96
----------------------------------------------------------------------------------
CAELYX                 SOUTH AFRICA      SEQ-369             5     PENDING PRIOR TO
SN:  96-08166                                                      EXAMINATION
DATE:  6/21/96
----------------------------------------------------------------------------------
CAELYX                 SPAIN             SEQ-319             5     PUBLISHED FOR
SN:  2013442                                                       OPPOSITION 4/16/96;
DATE:   2/20/96                                                    TWO-MONTH PERIOD
----------------------------------------------------------------------------------
CAELYX                 SWEDEN            SEQ-320             5     PENDING PRIOR TO
SN:  96-01969                                                      EXAMINATION
DATE:  2/20/96
--------------------------------------------------------------------------------
CAELYX                 SWITZERLAND       SEQ-370             5     PENDING PRIOR TO
SN:  4443/96                                                       EXAMINATION
DATE:  6/18/96
----------------------------------------------------------------------------------

====================================================================================
MARK                   COUNTRY           MATTER    POWER   CLASS   COMMENTS
---------------------------------------------------------------------------------------
CAELYX                 TAIWAN            SEQ-322             5     PENDING PRIOR TO
SN:  85-013617                                                     EXAMINATION
DATE:  3/22/96
---------------------------------------------------------------------------------------
CAELYX                 THAILAND          SEQ-371             5     PENDING PRIOR TO
SN:  309892                                                        EXAMINATION
DATE:  6/12/96
---------------------------------------------------------------------------------------
CAELYX                 TURKEY            SEQ-372             5     INSTRUCTED
SN:
DATE:
---------------------------------------------------------------------------------------
CAELYX                 UKRAINE           SEQ-373             5     INSTRUCTED AS.
SN:
DATE:
---------------------------------------------------------------------------------------
CAELYX                 UNITED KINGDOM    SEQ-321             5     BEING EXAMINED
SN:  2057571
DATE:  2/16/96
---------------------------------------------------------------------------------------
CAELYX                 URUGUAY           SEQ-374             5     PUBLISHED; NO
SN:  287.280                                                       OPPOSITIONS
DATE:  6/20/96                                                     ENCOUNTERED
---------------------------------------------------------------------------------------
CAELYX                 VENEZUELA         SEQ-375             5     INSTRUCTED
SN:
DATE:
---------------------------------------------------------------------------------------
CAELYX                 VIETNAM           SEQ-376             5     PENDING PRIOR TO
SN:  NH0253/96                                                     EXAMINATION
DATE:  7/15/96
---------------------------------------------------------------------------------------
CAELYX                 CANADA            LIPOS-022           5     EXTENSION OF TIME TO
SN:  709.546                                                       FILE DECLARATION OF
DATE:  7/22/92                                                     USE REQUESTED; NEW
                                                                   DEADLINE 1/22/97
=======================================================================================

                                  SCHEDULE C
                                  ----------

                         Dispute Resolution Procedures

I.    Procedures for resolving disputes of the JDT:

      a. Within ten (10) business days after the receipt of the notice provided for in Section 3.4 of this Agreement, each party shall appoint an independent expert, knowledgeable in the field concerning the disputed matter (e.g., an expert in the field of developing pharmaceutical products for oncology indications), to serve on the special arbitration panel. The two independent experts so appointed by the parties, shall, within ten
      (10) business days thereafter, appoint a neutral third independent expert, knowledgeable in the field concerning the disputed matter. Such neutral third independent expert shall serve as the chairperson of the special arbitration panel. Each of the members of the special arbitration panel shall be required to sign a secrecy agreement with respect to any information provided by either party during the special arbitration procedure.

      b. Within five (5) business days after the chairperson of the special arbitration panel is appointed, each party shall submit, to each member of the special arbitration panel and to the other party, a written statement setting forth the relevant facts with respect to the disputed matter and arguments supporting such party's position with respect to the resolution of the disputed matter.

      c. Within five (5) business days after such written statements are provided to the special arbitration panel, the panel and appropriate representatives of each party shall meet so that the parties can present oral arguments to the arbitration panel and the arbitration panel can have the opportunity to ask questions of the parties. The location of such meeting shall be at Schering's facility in Kenilworth, New Jersey if Sequus requests the special arbitration and at Sequus' facility in Menlo Park, California if Schering requests the special arbitration. Each party shall have two (2) hours to present its arguments to the special arbitration panel and thirty (30) additional minutes to rebut the arguments made by the other party. The party requesting the special arbitration shall be the first to present its oral argument to the special arbitration panel.

      d. Within five (5) business days after such meeting, the special arbitration panel shall render a decision on the disputed matter, which decision shall be reduced to writing by the chairperson of the special arbitration panel and signed by each member of the special arbitration panel. The chairperson of the special arbitration panel shall be responsible for immediately providing a copy of the written decision to each party. The decision of the special arbitration panel shall be binding upon the parties.

      e. Nothing contained herein shall be construed to permit the arbitration panel or any court or any other forum to award punitive, exemplary or any other damages. By entering into this Agreement to arbitrate, the parties expressly waive any claim for punitive, exemplary or any other damages with respect to the resolution of a deadlock by the JDT.

      f. Each party shall be responsible for its own costs incurred in such arbitration procedures and the cost of the special arbitration panel shall be shared equally by the parties.


II.   Procedures for resolving disputes other than disputes of the JDT:

      a. Except as otherwise set forth herein, any dispute, controversy or claim arising out of or relating to the validity, construction, enforceability or performance of this Agreement including disputes relating to an alleged breach or termination of this Agreement shall be settled by binding Alternative Dispute Resolution ("ADR") in the manner set forth below; provided, however, that the neutral referred to below shall give effect to the provisions of this Agreement and shall not adjust, modify or change the effects of termination as set forth in
      Article 11:

      b. If a party intends to begin an ADR to resolve a dispute, such party shall provide written notice (the "ADR Request") by certified or registered mail or properly documented overnight delivery to the other party informing such other party of such intention and the issues to be resolved. The notice shall explain the nature of the complaint and refer to the relevant sections of the Agreement upon which the complaint is based. The complaining party shall also set forth a proposed solution to the problem, including a suggested time frame within which the parties must act.

      c.  The non-complaining party must respond in writing within forty-five
      (45) calendar days of receiving notice with an explanation, including references to the relevant provisions of the Agreement and a response to the proposed solution and suggested time frame for action. The non-complaining party may add additional issues to resolved.

      d. Within fifteen (15) business days of receipt of the response from the non-complaining party, the parties shall meet and discuss options for resolving the dispute. Each party shall make available all appropriate personnel to meet and confer with the other party within the fifteen

      (15) business day period following the complaining party's receipt of the response by the non-complaining party.

      e. Any and all disputes that cannot be resolved pursuant to Paragraphs b, c and d above shall be submitted to a neutral who shall be selected by mutual agreement of the parties. If the parties are unable to agree upon a neutral, then the neutral shall be selected in accordance with the procedures of the American Arbitration Association. The neutral shall be an individual who shall preside over and resolve any disputes between the parties. The neutral selected shall be a former judge of a state or federal court and shall not be an employee, director or shareholder of, or otherwise have any current or previous relationship with, either party or its respective Affiliates. The ADR shall be conducted in accordance with the commercial arbitration rules of the American Arbitration Association Association then in effect, subject to the time periods and other provisions of this Schedule C, Part II or as otherwise set forth in this Agreement.

      f. Consistent with the time schedule established pursuant to Paragraphs g and h above the neutral shall hold a hearing to resolve each of the issues identified by the parties and shall render a decision as expeditiously as possible but in no event more than thirty (30) calendar days after the close of hearings. In rendering the decision the neutral shall rule on each disputed issue and shall adopt in whole or in part the proposed ruling of one of the parties on each disputed issue.

      g. During the meeting referred to in Paragraph d above, the parties shall negotiate in good faith the scope and schedule of discovery, relating to depositions, document production and other discovery devices, taking into account the nature of the dispute submitted for resolution. If the parties are unable to reach agreement as to the scope and schedule of discovery, the neutral may order such discovery as the neutral deems necessary. To the extent practicable taking into account the nature of the dispute submitted for resolution, such discovery shall be completed within sixty (60) calendar days from the date of the selection of the neutral. At the hearing, which shall commence within twenty (20) business days after completion of discovery unless the neutral otherwise orders, the parties may present testimony (either live witness or deposition), subject to cross-examination, and documentary evidence. To the extent practicable taking into account the nature of the dispute submitted for resolution and the availability of the neutral, the hearing shall be conducted over a period not to exceed thirty (30) consecutive business days, with each party entitled to approximately half of the allotted time unless otherwise ordered by the neutral. The hearing shall be held in or near Kenilworth, New Jersey if Sequus is the complaining party and in or near Menlo Park,

      California if Schering is the complaining party or at such other place as may be agreed upon by the parties. The neutral shall have sole discretion with regard to the admissibility of any evidence and all other matters relating to the conduct of the hearing. The neutral shall, in rendering its decision, apply the substantive laws of the State of California (regardless of its or any other jurisdiction's choice of law principles). The decision of the neutral shall be final and not appealable, except in the case of fraud or bad faith on the part of the neutral or any party to the ADR proceeding in connection with the conduct of such proceedings.

      h. At least ten (10) business days prior to the date set for the hearing, each party shall submit to each other party and the neutral a list of all documents on which such party intends to rely in any oral or written presentation to the neutral and a list of all witnesses, if any, such party intends to call at such hearing and a brief summary of each witness' testimony. At least five (5) business days prior to the hearing, each party must submit to the neutral and serve on each other party a proposed findings of fact and conclusions of law on each issue to be resolved. Following the close of hearings, the parties shall each submit such post-hearing briefs to the neutral addressing the evidence and issues to be resolved as may be required or permitted by the neutral.

      i. Except as otherwise set forth herein, the neutral shall determine the proportion in which the parties shall pay the costs and fees of the ADR, and each party shall pay its own costs (including, without limitation, reasonable attorneys' fees) and expenses in connection with such ADR; provided, however, that if the neutral determines that the action of any party was arbitrary, frivolous or in bad faith, the neutral may award such costs and expenses to the prevailing party.

      j. The ADR proceeding shall be confidential and, except as required by law, neither party shall make (or instruct the neutral to make) any public announcement with respect to the proceedings or decision of the neutral without the prior written consent of the other party. The existence of any dispute submitted by ADR, and the award of the neutral, shall be kept in confidence by the parties and the neutral, except as required in connection with the enforcement of such award or as otherwise required by applicable law.

      k. For the purposes of this Schedule C, the parties acknowledge their diversity and agree to accept the jurisdiction of the Federal District Court in the States of California and New Jersey for the purposes of enforcing awards entered pursuant to this Schedule C, Part II and for enforcing the agreements reflected in this Schedule C, Part II.

 l. Nothing contained herein shall be construed to permit the neutral or any court or any other forum to award punitive, exemplary or any similar damages. By entering into this Agreement to arbitrate, the parties expressly waive any claim for punitive, exemplary or any similar damages. The only damages recoverable under this Agreement are compensatory damages.

      m. The procedures specified in this Schedule C, Part II shall be the sole and exclusive procedures for the resolution of disputes between the parties which are expressly identified for resolution in accordance with this Schedule C, Part II.

                                  SCHEDULE D
                                  ----------

                                      **

                                  SCHEDULE E
                              EVENTS AND CRITERIA

Payment      Amount   Responsibility   Est. Date
----------   ------   --------------   ---------
**



                                  SCHEDULE F
                                  ----------

                Elements of Fully Absorbed Manufacturing Costs
                ----------------------------------------------


The following expenses are included in manufacturing costs:

1.   Direct Materials
     ----------------

     Materials used in the manufacturing process that are traced directly to the completed product and include:

      -  Inert raw materials or excipients
      -  Active substances/ingredients
      -  Packaging components such as bottles, caps, labels, etc.

2.   Direct Labor
     ------------

     The cost of employees engaged in production activities which are directly identifiable with product costs. Excludes supervision, which is included in indirect labor, and production support activities such as inspection, plant and equipment maintenance labor, and material handling personnel. Direct Labor cost includes:

      - Base pay, overtime, vacation and holidays, illness, personal time with pay and shift differential.
      - Cost of employee fringe benefits such as health and life insurance, payroll taxes, welfare, pension and profit sharing.

3.   Indirect Manufacturing Costs
     ----------------------------

     Costs which are ultimately allocated to product based on standard direct labor hours of the operating departments. These costs include:

      -  Indirect Production Labor - salaries of employees engaged in
         -------------------------
         production activities who are not classified as direct labor, including supervision, clerical, etc.

      -  Costs of direct labor - employees not utilized for the manufacturing
         ---------------------
         of product such as training, downtime and general duties.

      -  Indirect Materials - supplies and chemicals which are used in the
         ------------------
         manufacturing process and are not assigned to specific products but are included in manufacturing overhead costs. Includes supplies which are either common to several products or for which direct assignment to products is not practical.

      -  Utilities - expenses incurred for fuel, electricity and water in
         ---------
         providing power for production and other plant equipment

      -  Maintenance and repairs - amount of expense incurred in-house or
         -----------------------
         purchased to provide services for plant maintenance and repairs of facilities and equipment.

      -  Other Services - purchased outside services and rentals such as the
         --------------
         cost of security, ground maintenance, etc.

      -  Depreciation - of plant and equipment utilizing the straight-line
         ------------
         method of calculation.

      -  Insurance - cost of comprehensive and other insurance necessary for
         ---------
         the safeguard of manufacturing plant and equipment.

      -  Taxes - expense incurred for taxes on real and personal property
         -----
         (manufacturing site, buildings and the fixed assets of equipment, furniture and fixtures, etc.). If manufacturing site includes other operations (marketing, R&D, etc.), taxes are allocated on the basis of total real and personal property.

      -  Cost of manufacturing service departments such as: (where applicable)
         -----------------------------------------

               .  Packaging Engineering
               .  Manufacturing Maintenance
               .  Industrial Engineering
               .  Receiving and Warehousing
               .  Purchasing and Accounting
               .  Production Scheduling
               .  Inventory Management
               .  Plant Materials Management
               .  Central Weigh
               .  Manufacturing Administration

      -  Allocated costs of services provided to manufacturing including:
         -----------------------------------------------------
         (where applicable)

              .  Cafeteria
              .  Personnel Operations
              .  Health and Safety Services
              .  Division Engineering and Operations Services
              .  Plant Services (housekeeping)
              .  Manufacturing Information Systems
              .  Plant Power
              .  Office of V.P. Manufacturing

         Various bases are used for allocating these costs to manufacturing operating departments including headcount, square feet, metered utilities use, estimated services rendered, EDP computer hours, etc.

4.   Quality Assurance Costs - direct labor and indirect costs for Quality
     -----------------------
     Assurance departments testing and approving materials used in manufacturing and completed manufacturing batches and finished products. This includes all manufacturing in-process testing and testing of finished materials. Excluded from products costs are QA costs related to research and development, stability testing, etc.

The following expenses are not included in manufacturing costs:
                           ------------

     a)   Inventory Carrying Costs

     b)   Regulatory Affairs costs

     c) Pilot plant costs, research batches and other similar costs prior to turnover to manufacturing. These are handled as development costs and expensed to R&D. This excludes commercial goods produced by a research facility.

     d) Costs incurred by Manufacturing for special projects to establish and certify new production processes, batch sizes and product line improvements, and new vendor certification of equipment and primary materials componenets. These costs are expensed to R&D.

     e) Manufacturing start-up costs and initial one-time extraordinary manufacturing costs incurred prior to plant operation and achievement of a normal production activity level. Includes costs of training, testing, qualification/validation of new equipment and facilities and initial trial batches. These are deferred and then amortized to Other Production Costs over five years.

     f) Significant idle capacity is eliminated from factory overhead and product cost. Idle or excess capacity costs are culled out of the Manufacturing Budget and expensed as a period cost to Other Production Costs.

     g) Finished goods warehousing, shipping and other distribution costs. These are included in distribution costs which are part of marketing expenses.

     h)   Product liability and/or business interruption insurance expenses.

                                  SCHEDULE G
                                  ----------

                      ADVERSE EVENT REPORTING PROCEDURES

     The parties hereby agree that the following terms will govern disclosures of each party to the other with respect to adverse event reporting relating to the Agreement Product as clinically tested or marketed by or on behalf of either party.

     1.   An Adverse Event ("AE") is defined as:

       a) any experience which is adverse, including what are commonly described as adverse or undesirable experiences, adverse events, adverse reactions, side effects, or death due to any cause associated with, or observed in conjunction with the use of a drug, biological product, or device in humans, whether or not considered related to the use of that product:

       . occurring in the course of the use of a drug, biological product or device,

       . associated with, or observed in conjunction with product overdose, whether accidental or intentional,

       .  associated with, or observed in conjunction with product abuse, and/or

       .  associated with, or observed in conjunction with product withdrawal.

       b) Any significant failure of expected pharmacological or biologic therapeutical action (with the exception of in clinical trials).

    2. Serious or Non-Serious is defined as:

       a) A Serious AE is one that is life threatening or fatal, permanently disabling, requires or prolongs in-patient hospitalization or prolonged hospitalization, or is a congenital anomaly, cancer or overdose. In addition, end organ toxicity, including hematological, renal, hepatic, and central nervous system AEs, may be considered serious. In laboratory tests in animals, a serious AE includes any experience suggesting significant risk for human subjects.

       b) A Non-Serious AE is any AE which does not meet the criteria for a serious AE.

    3. Life-threatening is defined as: the patient is at immediate risk of death from the AE as it occurs.

    4. End-Organ Toxicity is defined as: A medically significant event or lab value change in which a patient may not necessarily be hospitalized or disabled, but is clinically significant enough to warrant monitoring (e.g. seizures, blood dyscrasias).

    5. Expected or unexpected is defined as:

       a) Expected AE - An AE which is listed in the Investigator's Brochure for clinical trials, included in local labelling (e.g., Summary of Agreement Product Characteristics) for Marketed Drugs, or in countries with no local labelling, in the Corporate Standard Prescribing Document.

       b) Unexpected AE - An AE that does not meet the criteria for an expected AE or an AE which is listed but differs from that event in terms of severity or specificity.

    6. Associated with or related to the use of the drug is defined as: A reasonable possibility exists that the AE was caused by the drug.

    7. Un-associated or unrelated to the use of the drug is defined as: A reasonable possibility exists that the AE may not have been caused by the drug.

    8. NDA Holder is defined as: An "Applicant" as defined in

21 CFR Part 314.3(b), for regulatory approval of an Agreement Product in any regulatory jurisdiction, including a holder of a foreign equivalent thereto.

    9. IND Holder is defined as: A "Sponsor" as defined in 21 CFR Part 312.3(b) of an investigational new drug in any regulatory jurisdiction, including a holder of a foreign equivalent thereto.

   10. Capitalized terms not defined in this Exhibit shall have the meaning assigned thereto in the Distribution Agreement (the "Agreement").

   11. With respect to the Agreement Product, the parties agree as follows:

       All initial reports and any follow-up information (oral or written) for any and all Serious AEs as defined above, (other than with respect to animal studies)which become known to either party (other than from disclosure by or on behalf of the other party) must be communicated by telephone, telefax or electronically directly to the other party and/or the NDA Holder, IND Holder (individually and collectively referred to as "Holders") within forty eight hours of receipt of the information. Written confirmation of the Serious AE received by such party should be sent to the other party and/or the Holders as soon as it becomes available, but in any event within forty eight hours hours of initial report of the Serious AE by such party.

       Both parties shall exchange Medwatch and/or CIOMS forms and other health authority reports within forty eight hours of submission to any regulatory agency.

       All initial reports and follow-up information received for all Non-Serious AEs for marketed Agreement Product which become known to a party (other than from disclosure by or on behalf of the other party) must be communicated in writing, by telefax or electronically to the other party on a monthly basis, on Medwatch or CIOMs forms (where possible).

       Each party shall coordinate and cooperate with the other whenever practicable to prepare a single written report regarding all Serious and/or Non-Serious AEs, provided, however, that neither party shall be obligated to delay reporting of any AE in violation of applicable law or regulations regarding the reporting of adverse events.

   12. The parties further agree that:

          a) a written report be forwarded to the other party within forty eight hours of receipt by the party making the report, for AEs for animal studies which suggest a potential significant risk for humans;

          b) each party will give the other party a print-out or computer disk of all AEs reported to it and its Affiliates relating to the Agreement Product within the last year, within 30 days of receipt of a request from the other party but not more often than four times a year;

          c) if either party wishes access to AE Reports of the other party relating to the Agreement Product, upon request of that party, the other party shall make available its AE records relating to the Agreement Product (including computer disks) for viewing and copying by the other party. The parties may discuss the transfer of AE Reports by computer disk.

          d) disclosure of information hereunder by a party to the other party shall continue as long as either party and/or its Affiliates or designeees continue to clinically test or market Agreement Product.

          e) all written regulatory reports, including periodic NDA, annual IND, safety updates, or foreign equivalents thereto, etc. shall be sent by a party to the other party within forty eight hours forty of submission to the appropriate regulatory agency. The parties shall agree on a procedure for preparing these reports.

     13. Each party shall diligently undertake the following further obligations where both parties are or will be commercializing the Agreement Product pursuant to the Agreement and/or performing clinical trials with respect to the Agreement Product:

          a) upon the Effective Date, each party shall identify individuals who shall be responsible for identifying all AE reporting requirements in all countries of the Territory as set forth in the Agreement, and any amendments thereto;

          b) to immediately consult with the other party, with respect to the investigation and handling of any Serious AE disclosed to it by the other party or by a third party and to allow the other party to review the Serious AE and to participate in the follow-up investigation;

          c) to immediately advise the other party of any Agreement Product safety communication received from a health authority and consult with the other party with respect to any Agreement Product warning, labelling change or change to an investigators' brochure involving safety issues proposed by the other party, including, but not limited to the safety issues agreed to by the parties;

          d) to diligently handle in a timely manner the follow-up investigation and resolution of each AE reported to it;

          e) to provide the other party mutually agreed upon audit rights of its AE reporting system and documentation, upon prior notice, during normal business hours, at the expense of the auditing party and under customary confidentiality obligations;

          f) to meet in a timely fashion from time to time as may be reasonably required to implement the adverse event reporting and consultation procedures described in this Exhibit D, including identification of those individuals in each party's Drug Safety group who will be responsible for reporting to and receiving AE information from the other party, and the development of a written standard operating procedure with respect to adverse event reporting responsibilities, including reporting responsibilities to investigators;

          g) where possible, to transmit all data electronically;

          h) to report to each other any addenda, revisions or changes to the Agreement (e.g., change in territories, local regulations, addition of new licensors/licensees to the Agreement, etc.) which might alter the adverse event reporting responsibilities hereunder;

          i) to utilize English as the language of communication and data exchange between the parties;

          j) to develop a system of exchange of documents and information in the event that the Agreement involves more than two parties;

          k) to work together to develop an electronic system to transmit Adverse Event data.

     14. The parties may meet after the Effective Date of the Agreement to establish a separate agreement for adverse event exchange which will supersede this Schedule G.

                                  SCHEDULE H
                                  ----------


Distributorship agreements, marketing arrangements or similar agreements or similar agreements whereby Sequus, an Affiliate, a designee or a third party is selling Agreement Product in the Territory or whereby Sequus has authorized third parties to make, sell, distribute or supply the Agreement Product in the Territory.

     Distributorship Agreement with Laboratories Raffo S.A. and Technofarma S.A.I.C.F., dated October 29, 1993

     Agency Agreement with Eriphyle B.V. dated March 4, 1993

                                  SCHEDULE I
                                  ----------

                              SECURITY AGREEMENT

     This Security Agreement is made and entered into effective as of August 29, 1996 by and between Sequus Pharmaceuticals, Inc. (the "Debtor"), a Delaware corporation, whose address is 960 Hamilton Court, Menlo Park, California 94025 and Schering-Plough Ltd. (the "Secured Party"), a corporation organized under the laws of Switzerland, whose address is Toepferstrasse 5, CH- 6004 Lucerne, Switzerland, pursuant to the Distribution Agreement between the Debtor and the Secured Party of even date herewith (the "Distribution Agreement").

     WHEREAS, the Secured Party wishes to assure itself of the performance of the obligations of the Debtor under the Distribution Agreement; and

     WHEREAS, the Debtor wishes to grant the Secured Party a security interest in certain of its trademarks and the goodwill in its business associated therewith in order to secure such obligations and enable the Secured Party to enjoy full use of its rights under the Distribution Agreement.

     NOW, THEREFORE, in consideration of good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereby agree as follows:

     1.   Definitions.
          -----------

          (a) "Agreement Product" shall mean an injectable human pharmaceutical product containing doxorubicin hydrochloride encapsulated in liposomes with surface-bound methoxypolyethylene glycol, which product is the subject of the marketing authorization EU/1/96/011/001 and EU/1/96/011/002 issued by the European Commission and the New Drug Application #50718 approved by the United States Food and Drug Administration ("FDA"), for use in any human pharmaceutical indication, whether or not the marketing of such product for any such indication is approved in the above referenced marketing authorization or another marketing authorization, or such other product included with the same NDA as for the above described injectable product, such product meeting the specifications for Agreement Product set forth in the Distribution Agreement.

          (b) "Collateral" shall mean any and all of Debtor's right, title and interest in and to the following items, whether now owned or existing or hereafter acquired, together with any and all rights corresponding or similar to the following items under applicable law:

          i.  All Trademark Rights in the Territory;

         ii. All rights of action on account of past, present and future unauthorized use or infringement of any said Trademark Rights in the Territory;

        iii. The goodwill connected with and symbolized by the Trademark Rights of Debtor in the Territory; and

         iv. All products and proceeds of the foregoing, including, without limitation, all insurance or claims for insurance effected or held for the benefit of Debtor or Secured Party in respect thereof and all license royalties.

         (c) "Territory" shall mean the entire world except the United States of America, its territories and possessions, Puerto Rico and Japan.

         (d) "Trademark" or "Trademarks" shall mean the trademark or trademarks owned by Debtor and agreed upon by the parties for use by Secured Party with the Agreement Product in the Territory, pursuant to the Distribution Agreement.

         (e) "Trademark Rights" shall mean all Trademarks, Trademark registrations, Trademark applications, rights analogous to such Trademarks, Trademark registrations or Trademark applications, and like protection, including, without limitation, renewals, divisions and extensions thereof, now existing or hereafter arising, created or acquired by Debtor in the Territory. The Trademark Rights are listed in Schedule 1 attached hereto and made a part hereof. Schedule 1 shall be updated as additional Trademark Rights arise or are created or acquired by Debtor during the term of this Security Agreement.

     2.   Grant of Security Interest  For valuable consideration, the receipt
          --------------------------
and sufficiency of which are hereby acknowledged, the Debtor hereby assigns and grants to the Secured Party and its successors and assigns a first priority security interest in and a lien upon the Collateral.

     3.   Further Assurances.  Upon the Secured Party's request, the Debtor
          ------------------
shall execute a financing statement or statements covering the Collateral and shall take such other steps as are necessary to cooperate with the Secured Party to perfect its security interest granted hereunder, including, without limitation, the execution of any further document(s) that may be necessary to perfect the security interest granted hereunder or to otherwise effectuate this Security Agreement.

     4.   Obligations Secured  This Security Agreement and the security interest
          -------------------
created hereby are given for the purpose of securing Debtor's payment and performance of all obligations of the Debtor to the Secured Party under the Distribution Agreement and this Security Agreement. All obligations secured hereby are hereinafter collectively referred to as the "Obligations."

     5.   Rights to Collateral  So long as there is no event of default under
          --------------------
the Distribution Agreement or this Security Agreement, the Debtor, subject to the terms and provisions of the Distribution Agreement, shall retain possession and have full legal and beneficial ownership of the Collateral and shall have the benefit of any increase and bear the risk of any decrease in the value of the Collateral. Debtor shall pay all taxes or other charges assessable against it upon or with respect to such Collateral or any income or distributions therefrom.

     6.   Default and Remedies.
          ---------------------

          (a) For purposes of this Security Agreement, any termination or rejection of the Distribution Agreement by or on behalf of Debtor, where such termination or rejection results in or constitutes Debtor's breach of any term, condition, representation or warranty of the Distribution Agreement or of this Security Agreement shall constitute an event of default ("Event of Default"). Expiration of the Distribution Agreement or termination of the Distribution Agreement by Debtor in accordance with and as permitted by the express terms of the Distribution Agreement shall not constitute an Event of Default.

          (b) Upon the occurrence of any Event of Default as defined above, the Secured Party may declare all of the Obligations of the Debtor immediately due and payable.

          (c) Upon notice from Secured Party of any such Event of Default, Debtor shall execute written Assignments of the Collateral, for each jurisdiction in the Territory where such assignments may be necessary to enforce Secured Party's rights hereunder, (the "Assignments") to Secured Party. Upon the occurrence of such Event of Default, Secured Party shall have, in addition to all other rights and remedies granted by this Agreement and the Assignment, those allowed by law and the rights and remedies enacted in any of the jurisdictions in which the Collateral may be located. Without limiting the generality of the foregoing, Secured Party may immediately, without demand of performance and without other notice or demand whatsoever to Debtor, except as required by applicable law or as otherwise expressly provided herein, sell at public or private sale or otherwise realize upon, all or from time to time any of the Collateral, or any interest which the Debtor may have therein, and after deducting from the proceeds of sale or other disposition of the Collateral and associated goodwill all expenses (including all reasonable expenses for brokers' fees and legal services), shall apply the residue of such proceeds toward the satisfaction of any actual damages that Secured Party may have suffered because of Debtor's default (the "Damages"). Any remainder of the proceeds after satisfaction in full of the Damages shall be paid over to Debtor. If any deficiency shall arise, Debtor shall remain liable to Secured Party therefor.
To the extent notice to Debtor is required by applicable law, notice of any sale or other disposition of the Collateral shall be given to Debtor at least five
(5) business days before the time of any intended public or private sale or other disposition of the Collateral is to be made, which Debtor hereby agrees shall be reasonable notice of such sale or other disposition. At any such sale or other disposition, the Secured Party may, to the extent permissible under applicable law, purchase the whole or any part of the Collateral sold, free from any right of redemption on the part of Debtor, which right is hereby waived and released.

          (d) The failure of the Secured Party to exercise any right to seek any remedy provided for in this Paragraph 6, and the acceptance by the Secured Party of any partial or delinquent performance by the Debtor of any of the Obligations, shall not constitute a waiver by the Secured Party of any of its rights or remedies hereunder or of its right thereafter to enforce this Security Agreement strictly in accordance with its terms. No waiver of any rights of the Secured Party, or modification of any term of this Agreement, shall be enforceable unless in writing and signed by an authorized representative of each of the parties hereto.

     7.   Release.  At such time as the Distribution Agreement shall have
          -------
expired or been terminated in accordance with its express terms (other than where termination of the Distribution Agreement constitutes an Event of Default hereunder) and the Obligations shall have been performed, paid or satisfied in full, Secured Party shall execute and deliver to Debtor all such releases and other instruments necessary to terminate Secured Party's interest in the Collateral.

     8.   Covenants
          ---------

          (a) Debtor agrees not to abandon any of its rights relating to the Collateral held on the date hereof for the term of this Security Agreement; provided, however, that if Debtor is required by and federal, state or local
--------  -------
government or authority to abandon the Trademarks or any portion thereof, this
Section 8(a) shall not be deemed to apply thereafter to such abandoned property.

          (b) Debtor agrees (i) to maintain, in accordance with the provisions of Article X of the Distribution Agreement, any and all rights held by Debtor relating to the Collateral owned on the date hereof or created or acquired by Debtor during the term of this Security Agreement and (ii) to permit Secured Party, in the event Debtor, as permitted or required by Article X of the Security Agreement, does not take such action required to maintain